U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

 ALKANE, INC.

 (Name of small business issuer in its Charter)

Florida	26-4813092
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

2205 York Road Suite 14
Lutherville, MD 21093
(Address of principal executive offices)

410-666-7837
(Issuer's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be
Registered

None.	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

ITEM 1.   BUSINESS

THE COMPANY

Alkane, Inc. has filed this Form 10 on a voluntary basis for the purpose of becoming a fully reporting company.  Alkane, Inc. is referred to in this Form 10 as “Alkane”, the “Company”, “us”, or “we”. The Company was incorporated under the laws of the state of Florida on February 2, 1988 as All Nations Catering, Inc. The Company changed its name to Omicron Technologies, Inc. on June 29, 1998, changed its name to North Star Diamonds Inc. on June 4, 2003 and changed its name to Chanaral Resources, Inc. on April 11, 2007. On February 26, 2009, the Company changed its name to Alkane, Inc. in the State of Florida and on March 13, 2009, the Financial Industry Regulatory Authority, or “FINRA,”  approved the Company’s request to change its trading symbol from CRLR to ALKN. On April 3, 2009, shares of the Company started trading under the symbol “ALKN”.  The following table summarizes the above-mentioned events in our corporate history:

Event	Name	Effective Date
Incorporation	All Nations Catering, Inc.	February 2, 1988
Name change	Omicron Technologies, Inc.	June 29, 1988
Merger	North Star Diamonds, Inc.	June 4, 2003
Merger	Chanaral Resources, Inc.	April 11, 2007
Merger with Monster Diesel, Inc.	Chanaral Resources, Inc. (No name change)	January 29, 2009
Name change	Alkane, Inc.	February 26, 2009

Omicron Technologies, Inc. was a provider of internet-based game services and was also in the business of developing a video technology to be an improvement of CCD imaging technology.  In this Form 10, Omicron Technologies, Inc. is referred to as “Omicron.” When the business of Omicron Technologies proved to have only limited potential, the then-current management of Omicron sought other opportunities to protect the financial interests of the shareholders of Omicron and merged with a minerals company.   On June 4, 2003, after the merger was complete, the Company changed its name to North Star Diamonds, Inc.  When the business of North Star Diamonds, Inc. proved to be less successful than originally anticipated, the then-current management sought out and found another minerals company to merge with to protect the financial interests of the Company’s shareholders.  The company that North Star Diamonds, Inc. merged with was in the iron ore business and the Company changed its name to Chanaral Resources, Inc. on April 11, 2007.   In this Form 10, Chanaral Resources, Inc. is referred to as “Chanaral.”

On January 29, 2009, the Company entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies were merged with Alkane (known at the time as Chanaral) as the surviving corporation.  In this Form 10, Monster Diesel, Inc. is referred to as “Monster Diesel” and the merger between Chanaral and Monster Diesel is referred to as the “Merger Transaction.”  As consideration for the Merger Transaction, Chanaral issued 50,000,000 shares of its common stock to the shareholders of Monster Diesel, Inc. on a one-for-one exchange for all of the issued and outstanding shares of Monster Diesel.  As additional consideration for the Merger Transaction, Jan Olivier, a shareholder of Chanaral, agreed to transfer 40,000,000 shares of the company's common stock to Mathew Zuckerman, a shareholder and director of Monster Diesel, in exchange for Dr. Zuckerman agreeing to assign to the Company certain intellectual property that Dr. Zuckerman owned in his individual capacity.  The Merger Transaction represented a change in control of the Company.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel and is accounted for as a reverse merger whereby the legal acquirer, Chanaral, is treated as the acquired entity.  Monster Diesel is treated as the acquiring entity with continuing operations.  Accordingly, the historical financial information of Monster Diesel constitutes the Company’s historical information prior to January 29, 2009 and combined operations of Monster Diesel and Chanaral are reported from January 29, 2009 forward.  Chanaral, prior to the reverse merger, held assets totaling $698,909 and liabilities of $734,377 resulting in the assumption of net liabilities totaling $35,468 by Monster Diesel, post merger. The Company recorded the net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed as an adjustment to accumulated deficit for $113,003.  The consideration paid by the shareholders of Alkane, Inc., concurrent with the reverse merger, was the Monster Diesel™ product and associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds with Differentiated-Mean Combustive Equivalent as High Energy Density Fuel Improvers”.

The purpose of the Merger Transaction was for Chanaral to acquire a business that would allow the Company to move forward by producing sales and profitability and generate a return on investment for the Company’s shareholders.  After the acquisition of Monster Diesel, it became apparent to the management and the Board of Chanaral (now with a name change to Alkane, Inc.) that the mining business did not fit with the fuel additive business and future demands for funds would be a drain on the Company’s resources. Accordingly, management sought out a company that would assume the liabilities of the mining operation in exchange for the assets of the mining operation; Management identified 458549 BC LTD, a Company formed as a British Columbia corporation on November 22, 1993 by Gary Moore, 765 Battle Street, Kamloops B.C. The Company’s Board approved the exchange of liabilities for assets in the mining business and Management consummated the transaction with 458549 BC LTD on March 3, 2009.

On March 3, 2009, we transferred all Chanaral assets to 458549 BC, LTD in exchange for 458549 BC, LTD assuming all of Chanaral’s liabilities.  We recognized a gain of approximately $35,000 associated with this transaction and we discontinued the business that the Company was engaged in prior to the Merger Transaction.

ITEM 1.   BUSINESS (continued)

THE COMPANY (continued)

In Alkane’s June 30, 2009 Financial Statements, the Company has received a “Going Concern Opinion” from its auditors.  The Company’s ability to execute its Business Plan is dependent upon its ability to raise funds for its direct sales and marketing programs.  We plan to raise capital by borrowing funds from the Company’s officers and directors and from accredited investors and/or offering shares of the Company’s common stock, $.001 par value, on a “Best Efforts” basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.   Because the outcome of this future event is not susceptible to reasonable estimation by management it was determined that a “Going Concern Opinion” was appropriate.

THE BUSINESS

We are engaged in the business of manufacturing and distributing high-tech fuel additives and synthetic fuels.  Initially, the Company will produce additives for diesel fuel, with future plans of producing additional additives and synthetic fuels.  The Company’s flagship product, Monster Diesel™, is a multi-purpose diesel fuel additive that provides better mileage per gallon and results in lower maintenance costs for on-road and off-road and marine diesel engines.   The major ingredient in the product is a proprietary and patent-pending Nitro-Alkane that increases the energy density of the diesel fuel and is the core technology of this and future additives and synthetic fuel products. One quart of Monster Diesel™ when combined with 250 gallons of diesel fuel, based on in-house testing, increases the energy density of the diesel by ten percent, or 17,500 to 19,250 BTUs per pound, and overcomes the inconsistencies and shortcomings of diesel fuel and diesel engines that have resulted from stretching existing technology to meet exhaust and mileage standards set by local and state governments, as well as the Environmental Protection Agency, which we refer to as the “EPA”.  Additional benefits of Monster Diesel™, based on in-house testing, include:

1.	Increased miles per gallon to pay for itself several times over;
2.	Maintenance cost reduction;
3.	Reduction of exhaust emissions.

PRODUCTS

We have developed our flag-ship product, Monster Diesel™, which is a multi-purpose additive for diesel fuel.   Currently, we have Monster Diesel™ on the market.   The product is available in quarts, 2.5 gallons, 55 gallon drums, 329 gallon totes, and 5,800 gallon tanks.  Additionally, an eight ounce bottle is available for convenient use in buses and light-duty trucks.

Currently in the market there is a demand for a multipurpose diesel fuel additive.  This demand has been created from the changes to diesel engines and diesel fuel which resulted from pressure on the manufacturers to meet tighter EPA mileage and emission standards.  In response to tighter EPA mileage and emission standards, the manufacturers of diesel engines and diesel fuels made certain changes to their products.  These changes gave rise to a demand for a multi-purpose diesel fuel additive.  Monster Diesel™ fuel  additive is the “keystone” between diesel engines and diesel fuel because it delivers, based on in-house testing, the benefits of up to 15% more mileage, 23% less exhaust emissions, longer intervals between oil drains and engine overhauls, improved fuel injection and engine ignition point, and lower maintenance of fuel pumping and storage systems.  As such, Monster Diesel™ provides, based on in-house testing, significant cost benefits by reducing fuel costs by up to 15% while having the added benefits of lowering emissions and the costs incurred from downtime and engine service.

The product’s proprietary and patent-pending technology increases the energy density of fuel.  We believe that the combination of ingredients in Monster DieselTM yields optimal combustion.   By optimizing combustion, the explosion occurs on the power rather than the compression cycle of the engine which eliminates pre-ignition, also known as “engine knocking.”  This engine knocking is one of the main contributors to decreasing miles-per-gallon.  Additionally, by optimizing the fuel spray pattern, exhaust soot is harnessed and burned internally which results in increased mileage and lower exhaust emissions.  The overall result of the Monster Diesel™ product is increased engine performance, which can occur regardless of the fuel’s inconsistency with regards to Cetane number, lubricity, and other characteristics.

Monster Diesel™ yields consistent enhanced performance regardless of the equipment used or the source of the fuel.  Such enhanced performance results in a premium fuel when added to #2 Diesel which normally tests to a Cetane number of 40 , that is available through pipelines as “rack diesel”.

In-house tests have shown that Monster Diesel™ increases miles per gallon by up to 15%, improves the Cetane number by up to 6 numbers, improves fuel injection and engine ignition points and lowers maintenance of fuel pumping and storage systems. Furthermore, the in-house tests show that Monster Diesel™ increases fuel stability, controls energy-robbing auto-oxidation, and controls corrosion in fuel systems and fuel injectors associated with low-sulfur, and ultra low-sulfur diesel fuels.  The following are selected highlights of the results of in-house testing:

ITEM 1.   BUSINESS (continued)

PRODUCTS(continued)

1.
Emission Reduction - Monster Diesel™ reduced ignition delay for most speeds and loads and provided an earlier start of combustion.  The reduction in ignition delay and the earlier start of combustion have allowed the post-additive diesel fuel to generate the same power with reduced fuel flow.  This combustion advance is partly responsible for lower hydrocarbon and smoke emission.

2.
Maximizing Combustion Efficiency - The test vehicle underwent the Lucas - CAV six-hour test, which comprises six hours of continuous operation at a constant speed of 300-iTm at a constant load of 75% maximum.  The injector nozzle performance changes are assessed by measuring the airflow (ISO 4010) at the start and end of the test. The air flow is measured at 0.2mm lift, a critical lift position in the injector design.  Monster Diesel™ contains an effective detergent/dispersant, which reduced the formation of injector deposits which helps to maintain maximum combustion efficiency.

3.
Pour Point Improvement - Monster Diesel™ has proven in tests to reduce the pour point of diesel fuel.  The pour point is the temperature at which fuel remains liquid, whether from gelling or freezing.  The pour point of the treated fuel is reduced to minus 27 degrees, as opposed to untreated fuel that has a pour point of minus 15 degrees.  The reduction of the pour point allows diesel engines to be operated at sub-zero temperatures without needing to blend #2 diesel fuel with #1 diesel fuel.  # 1 Diesel fuel costs 30 cents per gallon more than #2 diesel fuel and contains a lower energy measured in British Thermal Units (BTUs).  These factors increase operating costs and lower engine efficiency.  Additionally, #1 Diesel lowers lubricity and decreases engine power.  By incorporating Monster Diesel™, economy and performance can be realized in both winter and summer.

4.
Lubricity - These assessments of treated fuel demonstrate Monster’s effectiveness in reducing wear to improve the friction characteristics of treated fuel.  Metal to metal contact is minimized, thus protecting the pumps and other parts of the fuel system.

5.
Crankcase Oil Physical Test - Heavy-duty diesel engines produce soot.   Recent emission-reducing design changes, such as retarding engine timing to reduce Nitrous-Oxide, which we refer to as “NOX”, have resulted in greater soot production.   With more efficient compression and oil control rings, more soot is carried with the oil into the crankcase.  Soot can be abrasive and cause valve train wear and cylinder bore polish, resulting in shorter engine life.  Monster Diesel™ reduces fuel related contaminants by keeping the engine running cleaner and more efficiently, preventing soot and other contaminants from entering the oil and shortening engine life.

New Product Development

On August 13, 2009, we announced the launch of Monster Diesel™ for Home Heating Oil to reduce soot, retard auto-oxidation of the fuel that occurs in between winter seasons and improve the spray pattern for more complete combustion.  The U.S. Energy Information Administration, which is commonly referred to as “EIA,” estimated that the home heating oil consumption in 2001 was 5.4 billion gallons in the Northeastern U.S. alone.  EIA is the independent statistical agency within the U.S. Department of Energy.

BRANDING

We chose the brand name “Monster Diesel™” with a view toward developing additional family names for future products such as “Monster Fuel™” and “Monster Gas™”.

We chose this path on the following principles:

1.	Creativity and innovation in branding the product. The name represents the “Monstrous” task the product performs in addressing all of the setbacks associated with diesel fuel.

2.	It also conveys power and fun. These characteristics will be beneficial in helping the company build brand loyalty.

3.
Recent diesel fuel pricing changes have led to the demand for this type of branded product – a product branded with a “super hero persona” coming to the rescue in the wake of rising and/or unstable fuel prices.

4.	Brands prioritize knowing their customers and cater to them exclusively, by targeting groups that indentify with their product.

ITEM 1.   BUSINESS (continued)

BRANDING (continued)

The brand “Monster Diesel™” when combined with the bold orange and black logo is daring and strong.  Monster Diesel™’s logo and name are recognized by our target markets as a brand with which they can identify. We believe that none of the Company’s competitors have established a dominant market presence or a recognizable brand name, and that this offers Monster Diesel™  a great opportunity in the marketplace to: (1) convey the message that this product is superior to anything currently available, and (2) to build the evangelistic customer base on-road, off-road and on the water.

A large element of the Company’s branding effort will be based on being “Green” and socially responsible.  Today, Monster Diesel™  is known as the product that turns dirty black smoke from trucks, buses, boats and tractors into environmentally-friendly white smoke.  From this positive, almost indulgent experience, the customer who uses the Company’s product is made to feel special when a consumer purchases Monster Diesel™.   Additionally , a consumer contributes to energy independence, by squeezing more miles from a gallon of diesel fuel, and lowers the environmental impact of using his vehicle.

Through this process, we believe that the Monster Diesel™ brand develops a following of customers that becomes evangelistic, bringing the good news about Monster Diesel™ ’s great products to anyone they know.

SALES & MARKETING

The Company’s expenditure on Sales and Marketing from inception on July 15, 2008 to June 30, 2009 was $328,795 (41% of total expense).

We intend to implement a multi-strategy product roll-out plan which will target on-road diesel engines such as buses, and light & heavy duty trucks, as well as off-road engines such as those used in farming and in marine environments .  Initially, the Company will target the trucking industry and subsequently execute its roll-out plan in additional markets.

The Trucking Industry – Monster Diesel™

In response to the multitude of inefficiencies that exist with diesel trucks, we are focusing upon the trucking industry for our initial roll-out of the Monster Diesel™ product.  Small trucking companies have had a very difficult time coping with the yo-yo and skyrocketing diesel fuel costs and legislation to control exhaust pollution.  Federal guidelines state that new diesel engines in commercial trucks must operate at a minimum of ten miles per gallon , or 10 “MPG”.  Truck manufacturers are able to meet these guidelines by using controlled or ideal fuel and operating under ideal conditions during testing.   However, that same truck logs only 7 MPG under real-world conditions.  Furthermore, industry trends project an increase in the price of diesel fuel.  Projected annual average diesel fuel retail prices are $2.46 and $2.96 per gallon, respectively in 2009 and 2010.

Therefore, U.S. truck fleets must find ways to conserve their operating expenses in order to remain competitive.   We believe, based upon in-house testing, that Monster Diesel™ can lower a commercial truck’s overall operating cost more than 10% on average.   Savings come in the form of added mileage per tank, longer oil change intervals, cleaner fuel systems/crankcases, and fewer engine tune-ups.  This is because Monster Diesel™ causes diesel engines to operate more efficiently and burn diesel fuel cleaner.  As a result, black smoke turns to white in under 100 miles of the first Monster Diesel™  treatment.   In other words, we believe that we are entering this market at exactly the right time and that we can enable truck fleets to save millions of dollars every year by simply using the Monster Diesel™ additive.   Moreover, the public reaps the environmental benefits of a cleaner diesel exhaust.

Sales Team Structure – Current and Future

We currently have two full time employees with responsibility for sales.  Our plan is for the Monster Diesel™ sales team to consist of five salaried company employees, the remainder will be commission-based Manufacturer’s Representative Agencies and independent representatives.  This structure will enable us to control fixed salary expenses as the Company grows.

ITEM 1.   BUSINESS (continued)

SALES & MARKETING (continued)
The Company employees will consist of a National Sales Manager and four Regional Managers.   Because we have established operations in the Northeast, we intend to begin hiring the Regional Managers starting in the Northeast corridor of the US, then expanding to other regions.  The Regional Managers will establish teams in their respective markets.  This approach will allow us to replicate our success in the Northeast in other sections of the country.   We are currently pursuing business nationwide and worldwide, but initially, the Northeast corridor will be the area that the Company will have the deepest sales penetration.  The Regional Managers will be responsible for all sales activities in their markets, including assisting Manufacturer’s Representative Agencies in developing our business.

We intend to utilize Manufacturer’s Representative Agencies nationwide to leverage their overhead and to leverage existing relationships.  We intend to seek out Manufacturer’s Representative Agencies that generally have 25 to 30 years in the business and have established business in specific markets and with specific customers.  We have extensive experience in developing business through utilizing Manufacturer’s Representative Agencies and it is our experience that Manufacturer’s Representative Agencies can allow us to increase our customer base much faster than if we were to market directly to customers on our own.

We will utilize Independent Representatives to forge the grassroots strategy.  In today’s economic climate, it is very difficult for recent college graduates to obtain employment in a salaried position in their chosen field.   By structuring a compensation package that is commission-based, along with effective training, the Company can hire recent college graduates to penetrate the marketplace at the grassroots level, calling on small trucking companies, bus fleets, marine fleets and other diesel fuel users to spread the word about us.  These Independent Representatives will also be responsible for event marketing in their respective territories, attending shows, races, boating activities and any occasion where there is an opportunity to inform users about our company.

We will develop international sales by choosing a master distributor for a country or a geographic region upon which we will rely to be chiefly responsible for developing our business in that assigned area.  These master distributors will have exclusive rights to a territory and such rights will remain exclusive as long as the master distributer meets their established targets.

Current Sales Success

The customer response to our products has been very positive.  Some of the sales successes to date are outlined as  follows:

1.	Marine Achieved Positive tests with Contracted Marine US postal service. Gained distributorship in heart of the Chesapeake Bay with EE Distributing, following successful product tests.

2.	Fuel Suppliers Partnership with Tilghman Oil Company in Salisbury, MD to blend Monster Diesel™ with all of their products.

ITEM 1.   BUSINESS (continued)

LOCATION & FACILITIES

We plan to sell and deliver initially in the Boston/Washington DC corridor and later to add additional manufacturing and distribution facilities in other areas of the country.  Our offices are currently located at 2205 York Road, Suite Number 14, Lutherville, MD 21093, which is leased for $1,500 per month and the lease expires on November 30, 2010. We currently utilize a subcontractor in Pittsburgh, Pennsylvania to blend the Monster Diesel TM product; we understand that this subcontractor dedicates approximately 5% of his annual output to meet the Company’s sales plan.  We utilize a second subcontractor in Philadelphia, Pennsylvania to bottle the products. The finished product is warehoused and shipped from our Lutherville, Maryland location.   Sales, marketing and support operations are currently located in Lutherville, Maryland.

We are in the early stages of discussions with the Maryland Economic Development office to determine if it is economically advantageous for the Company to purchase or build a dedicated office and distribution center in Aberdeen or other locations in Maryland .

COMPETITION

There are many diesel additive products already in the market, however we believe that none of them has as much functionality, or as high a quality of functionality , as that of Monster Diesel™.  The main competitors of Monster Diesel™ are:

Company:	Contact:
Lucas Oil Products	Corona, CA 92880, Tel: 951-270-0154
Power Service	Weatherford, TX 76086, Tel: 800-643-9089
Howes Lubricator	North Kingston, RI 02852, Tel: 401-294-5500
Valvoline	Lexington, KY 40509, Tel: 800-TEAM-VAL
FPPF Chemical Company	Buffalo, NY 14201, Tel: 716-856-9607

Each of the various competitive products provide limited benefits to diesel operators.   In contrast, we believe that Monster Diesel™ is an all-in-one additive that provides many solutions to the myriad problems associated with diesel fuel and diesel engines.  Below is a chart of the various functions provided by certain fuel additive products currently on the market:

	A	B	C	D	E	F	G	H	I	J	Ratio in Gallons
Monster Diesel™	X	X	X	X	X	X	X	X	X	X	1:1000
Lucas Upper Cylinder Lubricant	X								X	X	1:400
Power Service
Fuel Kleen						X	X				1:200
Diesel Kleen	X		X				X	X	X		1:400
Howes Lubricator
Diesel Conditioner	X			X					X		1:320
Meaner Power Kleaner	X					X			X	X	N/A
Valvoline Diesel Fuel Injector TR	X		X						X		1:1000
FPPF Fuel Power	X	X		X		X	X			X	1:3840

A. B. C. D. E.	Cleans ejector ports Retards combustion Boosts Cetane Number Low temperature operation Retarding auto-oxidation of fuel	F. G. H. I. J.	Remove water condensate Corrosion inhibition Algaecide Smoke/emissions reduction Increases miles per gallon

The diesel fuel additive industry is highly competitive. Dominant companies, such as, Lubrizol, Infineum, Afton Chemical and Innospec, compete primarily among each other for business from major refineries and terminals, such as Exxon, or major air and sea ports.  These companies provide customized blends for a single benefit, i.e., cetane boost, or a combination of benefits, i.e. cetane boost and pour point, and they sell their product on a million gallon basis.  Most of these companies do not have a retail operation.

ITEM 1.   BUSINESS (continued)

COMPETITION (continued)

Other market segments are comprised of retail and wholesale customer markets. Customers in these markets are individual truckers, small to medium trucking company fleets, or smaller terminal and blending companies.  Individual truckers will purchase an additive at a local retail distributor or fueling station, while trucking fleets may contract with local blenders or directly with the additive provider.  Companies such as PowerService, FPPF and Stanadyne compete with each other on the basis of price and customer benefits.  Most of these companies offer an additive package with small combinations of benefits.  Most of the additives offered by these companies are petroleum-based and do not claim to increase the energy measured in British Thermal Units, or “BTUs,” of the diesel fuel.

INTELLECTUAL PROPERTY

Our intellectual property consists of trade secrets for the formulation of present and future products, copyrights and trademarks in various stages of filing, and two US utility patent applications.  One patent was filed on May 20, 2009 titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”, (covering a class of synthetic fuel molecules that increase the energy density of conventional fuels to which they are added) and the other was filed on September 24, 2009 titled “Liquid Methanol Fuel Production from Methane Gas at Bio-Normal Temperature and Pressure” (covering a biological process for conversion of methane gas to liquid methanol).  In July 2009, as contemplated at the time of the Merger Transaction, Jan Olivier, a shareholder who held 40,000,000 common shares of the Company at that time, transferred such shares to Mathew Zuckerman, an officer and director of the company, in exchange for Dr. Zuckerman agreeing to assign to the Company the intellectual property that is the basis for the patent filed on September 24, 2009 and the intellectual property covering a process for manufacturing a class of synthetic fuel compounds that directly substitute for conventional fuels, for which we are drafting a patent application that we plan to file in the quarter ending March 31, 2010.

The Company is in the process of registering trademarks. The Company has used its trademarks continuously in interstate commerce since it first sold product and by so doing has protected its common law rights to trademarks.

RESEARCH AND DEVELOPMENT

The Company has an ongoing development program to extend the core technology of high energy density molecules, Nitro-Alkanes, from the present first generation containing one nitro group in Monster diesel™ product to a third generation molecule that contains three nitro groups to pack more energy into a gallon than the first generation.  The third generation molecule and the process to manufacture the molecule are the subject of a continuation in part to the Company’s utility patent filed in May 2009.

The Company’s expenditure on Research and Development in the year ending June 30, 2009 was $245,401 (30% of total expense).  During the three month period ended September 30, 2009 Research and Development expenditure was $93,687 (26% of total expense).

The Company is developing fuels based on high-energy dense molecules in blends to be direct substitutes for conventional fuels without the need to modify the engines, fuel or ignition systems.

GOVERNMENT REGULATION

Clean Air Non-road Diesel Rule

On May 10, 2004, the Bush Administration in partnership with the United States Environmental Protection Agency (“EPA”) announced the Clean Air Non-road Diesel Rule, which requires stringent pollution controls on diesel engines used in industries that include construction, agriculture and mining. The rule focuses on reducing sulfur content of diesel fuel.

The Clean Air Non-road Diesel Rule is the latest in a series of Clean Diesel actions that are designed to reduce emissions from nearly every type of diesel vehicle and equipment.  This non-road diesel program combines cleaner engine technologies with cleaner fuel, which will result in dramatic environmental and public health benefits to the United States.  According to the EPA, the new standards will cut emissions from non-road diesel engines by over 90%.   Non-road diesel equipment, as described in this rule, currently accounts for 47 % of diesel particulate matter (“PM”) and 25 % of nitrogen oxides (“NOx”) from mobile sources nationwide.

Pursuant to the Clean Air Non-Road Diesel Rules, sulfur levels in diesel fuel must be reduced in non-road diesel fuel by 99 percent from current levels. The lower sulfur level fuel will provide immediate public health benefits by reducing PM from engines in existing non-road equipment. It also makes it possible for engine manufacturers to use advanced clean technologies.

ITEM 1.   BUSINESS (continued)

GOVERNMENT REGULATION(continued)

Over 650,000 pieces of new non-road diesel equipment sold in the United States each year will be covered by this rulemaking. Currently about six million pieces of non-road diesel equipment are in use in the United States.

The Locomotive and Marine Diesel Rule

In March of 2008, the EPA adopted standards that will dramatically reduce emissions of PM and NOx from locomotives and marine diesel engines.  Under this rule the EPA expects to tighten emissions standards for existing locomotives and large marine diesel engines when they are remanufactured.  The EPA also intends to set near-term engine-out emissions standards—commonly referred to as Tier 3 standards—for newly-built locomotives and marine diesel engines. Furthermore, the EPA also intends to set longer-term standards, commonly referred to as Tier 4 standards, for newly-built locomotives and marine diesel engines that reflect the application of high-efficiency after treatment technology.

The EPA is working on finalizing new idle reduction requirements for newly-built and remanufactured locomotives and adopting provisions to encourage a new generation of clean switch locomotives, based on clean non-road diesel engine standards.

The EPA estimates 90 % PM reductions and 80 % NOx reductions from Tier 4 engines meeting these standards, as compared to engines meeting the current Tier 2 standards. According to the EPA, in 2030 this program will reduce annual emissions of NOx by about 800,000 tons and PM emissions by 27,000 tons.

Locomotive and marine diesel emissions reductions will particularly benefit those who live, work or recreate in and along coastal areas, rivers, ports and rail lines. Such reductions will also have beneficial impacts on visibility impairment and regional haze, as well as reducing crop damage and acid rain.

The Heavy-Duty Highway Engine Rule

In December 2000, EPA adopted a rule to establish stringent standards designed to reduce emissions from on-road heavy-duty trucks and buses by up to 95 % and to cut the allowable levels of sulfur in diesel fuel by 97% . This EPA rule is the most significant and far-reaching mobile source initiative since Congress adopted the 1970 Clean Air Act Amendments establishing the U.S. Mobile Source Emission Control Program.

Beginning with the 2007 model year, 100 % of the on-road diesel heavy duty engines (“HDEs”) will require the use of a diesel particulate filter and 50 percent of the engines will require NOx exhaust control technology. Beginning with the 2010 model year, 100 % of the on-road heavy-duty diesel engines will require NOx exhaust control technology.

Under this establishment, the EPA set a sulfur cap of 15 ppm beginning June 1, 2006 for 80 percent of the diesel fuel sold by major refiners for use in highway vehicles. The number is expected to increase 100 percent after December 31, 2009.  In addition, small refiners, who produce approximately five percent of the on-road diesel fuel, are eligible to sell diesel fuel with 500 ppm sulfur until 2010.

The State of California (the only state with an Air Resources Board) established additional regulations.  California state regulations address the sulfur content, the aromatic hydrocarbon content, and the lubricity of diesel fuel.  It is important to note that the Monster Diesel™ additive adjusts the properties of diesel fuel to bring diesel fuels in all applications within compliance of United States and California Air Resource Board regulations.

EMPLOYEES

Currently the Company has two full-time salaried employees.  The Company also has two individuals under consulting arrangements which are the two officers and directors that work for the Company.   These consultants have agreed to provide the company with administrative, financial, and product development services until such time as the Company obtains its necessary funding.

AVAILABILITY OF RAW MATERIALS

We do not anticipate that there will be any supply issues concerning the quality or quantity of raw materials required to produce Monster Diesel for the Company to achieve the sales level that the Company is aspiring to reach.

OFF BALANCE SHEET ARRANGEMENTS

None

ITEM 1A.  RISK FACTORS

INVESTING IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.   WE HAVE NOT GENERATED ANY SIGNIFICANT REVENUES AND HAVE NOT MADE A PROFIT SINCE INCEPTION.

We have a limited operating history, which makes it difficult to predict its future operating results.

Our limited operating history gives you very little basis upon which to evaluate our ability to accomplish our business objectives. In making an investment decision, you should evaluate the business in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. We may not be successful in addressing these risks.  It is difficult to accurately forecast the future revenue and plan expenses accordingly and, therefore, predict the future operating results.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below investor expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful.  Fluctuations in our revenue can lead to even greater fluctuations in our operating results. Our budgeted expense levels depend in part on our expectations of long-term future revenue.

In addition to other risks discussed in this section, factors that may contribute to fluctuations in revenue and operating results include:

1.	Fluctuations in demand and price for diesel fuel additives

2.	Competitive price reductions from competitors

3.	Increase in costs to manufacture the product

4.	Timeliness of customers’ payments for their purchases

5.	Any significant changes in the competitive dynamics of the market, including any new entrants, technological advances or substantial discounting of products

6.	General economic conditions in domestic and international markets

Our gross margin may fluctuate from quarter to quarter and may be adversely affected by a number of factors, some of which are beyond our control.

Our gross margin will fluctuate from period to period and may be adversely affected by a number of factors, including:

1.	The cost of marketing

2.	The fluctuating cost of sales leads

3.	The fluctuating rate of default Accounts Receivable

4.	Cost of general administrative costs

5.	Drastic decrease in the price of diesel fuel

If we fail to compete successfully against our current and future competitors, or if our current or future competitors continue to expand, or employ aggressive business tactics, including those described above, demand for our products could decline, we could experience delays or cancellations of orders, or we could be required to reduce our prices or increase our expenses for areas such as marketing and advertising.

ITEM 1A.  RISK FACTORS (continued)

The markets in which we compete are highly competitive, many of our competitors are much larger than we are, and we may not be able to compete effectively.

Competition in the fuel additives market is based on price, quality, functionality, existing business and customer relationships and scalability. Other companies have, or may have in the future, products or services that are or could be competitive with our services and which could adversely affect our competitive position.

Many of our competitors have substantially greater name recognition and technical, financial and marketing resources, greater capacity and better-established relationships with potential customers than we have.  Many of our competitors have more resources to develop or acquire, and more experience in developing or acquiring new products and technologies, and in creating market awareness for those products and technologies.  In addition, many of our competitors have the financial resources to offer competitive products below market pricing levels that could prevent them from competing effectively. Further, many of our competitors have built long-standing relationships with some of our prospective customers and have the ability to provide financing to customers and could, therefore, have an inherent advantage in selling products to those customers.

We must respond to evolving industry standards and requirements in order for its products to be competitive and successful.

We expect our competitors to continue to improve the performance of their existing products and services and to introduce new fuel additive products and services. We may not have sufficient resources to make improvements to our products and we may not be able to make the technological advances necessary to be competitive which may limit our ability to effectively sell products to targeted customers who have prior relationships with our competitors.

If we lose key personnel or fail to attract and retain additional qualified personnel when needed, our business may be harmed.

We are highly dependent upon the efforts of our management team.  The death or departure of any of our key personnel could have a material adverse effect on our business.  In particular, the loss of Mathew Zuckerman, our Chief Executive Officer, could significantly impact our ability to operate and grow the business and could cause performance to differ materially from projected results.  Mathew Zuckerman has no written contract with the Company.  Our success also depends to a significant degree upon the continued contributions of our sales agents, technical contractors or other personnel, many of whom would not be difficult to replace, but whose loss to the Company could be disruptive to the business for an unspecified period of time.  We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, sales, finance and support personnel. Competition for these individuals is intense in their industry.  We may not succeed in identifying, attracting and retaining appropriate personnel. Further, competitors and other entities may attempt to recruit our employees. The loss of the services of any of our personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly engineers, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

We may require additional capital from equity or debt financings in the future to fund our operations or respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, or at all.  The terms of any additional financing may place limits on our financial and operating flexibility. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be limited and our business will be harmed.

Our success is subject to governmental regulation in the diesel fuel industry.

Much of the demand for our high-tech fuel additive products is related to the recent changes in U.S. legislation calling for tighter emission controls with regards to diesel fuel and diesel engine emissions.  As the regulations call for lower emissions from diesel fuel and diesel engines, our position will become stronger in the market.  Should the legislation surrounding diesel emissions change and become more lenient, the demand for our products may decrease, adversely affecting our ability to grow.

Failure to Properly Manage Growth and Expansion Could Adversely Affect Our Business and Shareholder’s Equity.

We anticipate future growth from existing products and possible growth through newly developed products.   This growth will increase the demands on our management, operating systems and internal controls.  Consequently, our existing management resources and operational, financial, human and management information systems and controls may be inadequate to support its future operations.  We do not know if we will be able to manage our growth successfully.  As a result of these concerns, we may not be able to grow, or, if we do grow we do not know at what growth rate.

ITEM 1A.  RISK FACTORS (continued)

If we are Unable to Protect Our Intellectual Property, Our Business Could Suffer.

Our future sales and expansion into additional markets will depend heavily upon our products that we have developed and upon products that we are currently developing.   Our Trade Secret program is currently being instituted to protect our proprietary formulas and these formulas are always at risk.  There is no assurance that we can adequately protect this intellectual property.  If we fail to protect our intellectual property, we may lose any competitive advantage over our competitors, and our business could suffer.

To protect the formulas to our products and our products’ sales we may rely on a combination of:

·	Trade secret laws,
·	Copyright, trademark , and trade name laws,
·	Issued and pending patents,
·	Confidentiality procedures and agreements,
·	Having unique product formulas.

These methods of protection may not be adequate to protect against using our technology and business methods. Accordingly, we cannot assure you that we will be able to maintain the advantage associated with our business methods, services or competitive features.

Despite our efforts to formally protect our intellectual property and keep information confidential, we may not be able to protect and use our intellectual property.  We may not be able to protect our formulations because:

·	Even if issued, new patents, trademarks, trade names or copyright registration may be challenged, invalidated or designed around.
·	We may not be granted adequate prodection for our products, formulations and processes and parts of our technology may be found to be unable to be registered.
·	Time-consuming and costly litigation may be necessary to protect our proprietary technologies.
·	Policing unauthorized use of our intellectual property may be difficult and expensive.
·	Competitors may independently develop similar technology or design around our intellectual property.

Third Parties May Prevent Us From Developing or Using Intellectual Property.

We may not be able to use our intellectual property or further develop our business because of third parties.  We cannot assure you that third parties will not, in the future, claim infringement by us with respect to the current or future products.  These claims of infringement, whether successful or not, could seriously harm our business, or results of operations.

Third parties:

·	May bring claims of copyright, trade name or trademark infringement against us,
·	May obtain patents or other intellectual property rights which may limit our ability to use certain technologies or require us to license or cross license technology, or
·	May bring costly, time-consuming lawsuits.

We are not aware of any issued patents that cover formulations similar to the formulations in the products we have developed.

  We have Received a ‘Going Concern Opinion’ from our Auditor.

In regard to our June 30, 2009 Financial Statement, the Company received a “Going Concern Opinion” from our auditors.  The Company’s ability to execute its Business Plan is dependent upon its ability to raise capital by borrowing funds and/or offering shares of its common stock.  Because the outcome of these capital-raising efforts is not susceptible to reasonable estimation by management we received a “Going Concern Opinion”.  If we are unable to address our need for capital, we will be unable to execute our Business Plans and this could have a material adverse effect on our financial condition.

ITEM 1A.  RISK FACTORS (continued)

Purchasers Must be Willing to Hold the Common Stock Indefinitely, and May Not be Able to Liquidate the Shares.

An investment in the Common Stock could be long-term and non-liquid.  As discussed above, the common stock will not be registered under the Securities Act or any foreign or state securities laws and, as such, may be tradable only by reason of exemptions from such registration that depend in part on the investment of the investors.  Prospective investors must represent in writing that they are purchasing the Common Stock:

·	For their own account
·	For long term investments, and
·	Not with a view toward resale or distribution

Earnings Needed for Expansion.

We intend to retain most future earnings, net of dividends that may be paid on common stock, to fund the operation and expansion.  We may not generate profits and that will not permit us to pay cash dividends on our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Risk Factors,” “Management,” “Company,” and elsewhere in this Registration Statement constitute forward-looking statements.  These statements involve known and unknown risks, uncertainties, and other factors that may cause our or industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others; those listed under “Risk Factors” and elsewhere in this Registration Statement.

In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

ITEM 2.   FINANCIAL INFORMATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this Registration Statement. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 11 ,that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this document. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

Overview

We are a development stage company with limited operations and limited revenues from our business operations.

Alkane, Inc. has filed this Form 10 on a voluntary basis for the purpose of becoming a fully reporting company.  Alkane, Inc. is referred to in this Form 10 as “Alkane”, the “Company”, “us”, or “we”. The Company was incorporated under the laws of the state of Florida on February 2, 1988 as All Nations Catering, Inc. The Company changed its name to Omicron Technologies, Inc. on June 29, 1998, changed its name to North Star Diamonds Inc. on June 4, 2003 and changed its name to Chanaral Resources, Inc. on April 11, 2007. On February 26, 2009, the Company changed its name to Alkane, Inc. in the State of Florida and on March 13, 2009, FINRA approved the Company’s request to change its trading symbol from CRLR to ALKN. On April 3, 2009, shares of the Company started trading under the symbol “ALKN”.

Omicron Technologies, Inc. was a provider of internet-based game services and was also in the business of developing a video technology to be an improvement of CCD imaging technology.  In this Form 10, Omicron Technologies, Inc. is referred to as “Omicron.” When the business of Omicron proved to have only limited potential, the then-current management of Omicron sought other opportunities to protect the financial interests of the shareholders of Omicron and merged with a minerals company.  On June 4, 2003, after the merger was complete, the Company changed its name to North Star Diamonds, Inc.  When the business of North Star Diamonds, Inc. proved to be less successful than originally anticipated, the then-current management sought out and found another minerals company to merge with to protect the financial interests of the shareholders.  The company that North Star Diamonds, Inc. merged with was in the iron ore business and the Company changed its name to Chanaral Resources, Inc. on April 11, 2007. In this Form 10, Chanaral Resources, Inc. is referred to as “Chanaral.”

On January 29, 2009, the Company entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies were merged with Alkane as the surviving corporation. In this Form 10, Monster Diesel, Inc. is referred to as “Monster Diesel” and the merger between Chanaral and Monster Diesel is referred to as the “Merger Transaction.”  As consideration for the Merger Transaction, Chanaral issued 50,000,000 shares of its common stock to the shareholders of Monster Diesel, Inc. on a one-for-one exchange for all of the issued and outstanding shares of Monster Diesel.  As additional consideration for the Merger Transaction, Jan Olivier, a shareholder of Chanaral, agreed to transfer 40,000,000 shares of the company's common stock to Mathew Zuckerman, a shareholder and director of Monster Diesel, in exchange for Dr. Zuckerman agreeing to assign to the Company certain intellectual property that Dr. Zuckerman owned in his individual capacity.  The Merger Transaction represented a change in control of the Company.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel and is accounted for as a reverse merger whereby the legal acquirer, Chanaral, is treated as the acquired entity.  Monster Diesel is treated as the acquiring entity with continuing operations.  Accordingly, the historical financial information of Monster Diesel constitutes the Company’s historical information prior to January 29, 2009 and combined operations of Monster Diesel and Chanaral are reported from January 29, 2009 forward.  Chanaral, prior to the reverse merger, held assets totaling $698,909 and liabilities of $734,377 resulting in the assumption of net liabilities totaling $35,468 by Monster Diesel, post merger. The Company recorded the net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed as an adjustment to accumulated deficit for $113,003.  The consideration paid by the shareholders of Alkane, Inc., concurrent with the reverse merger, was the Monster Diesel™ product and associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds with Differentiated-Mean Combustive Equivalent as High Energy Density Fuel Improvers”.

ITEM 2.   FINANCIAL INFORMATION (continued)

The purpose of the Merger Transaction was for Chanaral to acquire a business that would allow the company to move forward by producing sales and profitability and generate a return on investment for the Company’s shareholders.  After the acquisition of Monster Diesel, it became apparent to the management and the Board of Chanaral (now with a name change to Alkane, Inc.) that the mining business did not fit with the fuel additive business and future demands for funds would be a drain on the Company’s resources. Accordingly, management sought out a company that would assume the liabilities of the mining operation in exchange for the assets of the mining operation; Management identified 458549 BC LTD, a Company formed as a British Columbia corporation on November 22, 1993 by Gary Moore, 765 Battle Street, Kamloops B.C. The Company’s Board approved the exchange of liabilities for assets in the mining business and Management consummated the transaction with 458549 BC LTD on March 3, 2009.

On March 3, 2009, we transferred all Chanaral Resources assets to 458549 BC, LTD in exchange for assumptions of all liabilities, accept for a gain of approximately $35,000, associated with the business of Chanaral Resources, Inc. and discontinued the business that the Company was engaged in prior to the merger. 458549 BC LTD was formed as a British Columbia corporation on November 22, 1993 by Gary Moore, 765 Battle Street, Kamloops B.C.

There are three grades of gasoline to choose from at almost every one of the estimated 170,000 US gas stations and only one grade of diesel where diesel is sold.  This fact, in the opinion of management, creates an opportunity for a premium grade of diesel that can be serviced by Monster Diesel™.  The US has ten million vehicles/machines, including diesel powered trucks, buses, boats, construction and power generating.  There are a variety of diesel fuel additives to address one or more of the challenges common to diesel powered engines: fuel mileage, engine power, gelling, deicing, corrosion and engine wear.  None however, offers a comprehensive, cost saving solution to boost diesel fuel’s quality to premium levels and addresses all of diesel engine’s challenges, all in one product.  Our product that converts diesel fuel to a premium grade diesel . In 2006, revenue from diesel automotive fuel additives were estimated at $216.9 million with shipments of 85,400 metric tons. (reference:“US Automotive Fuel Additives Markets”, report number NOA 3-39, Frost & Sullivan, 2007).

Our goal is to help diesel engine operators upgrade their fuel to a premium grade and pay for our product out of the savings in increased mileage alone.  On an energy density basis the proprietary ingredient in Monster Diesel™, which is 50% of the volume, when mixed with diesel fuel increases the energy of the fuel mixture so that one quart of Monster Diesel™ is equivalent to 25 gallons of diesel. We will generate revenues by selling quarts of Monster Diesel™ to 18-wheel truckers to mix with a 250 gallon fill-up and by selling barrels, totes and tankers to trucking fleets and their suppliers.

Our offices are currently located at 2205 York Road, Suite Number 14, Lutherville, MD 21093, which is leased for $1,500 per month and the lease expires on November 30, 2010. The Monster Diesel TM product is blended in Pittsburgh Pennsylvania by a subcontractor who would be dedicating approximately 5% of his annual output to meet the Company’s sales plan.  The product is bottled in Philadelphia, Pennsylvania by a second subcontractor. The finished product is warehoused and shipped from our Lutherville, Maryland location.  Sales, marketing and support operations are currently located in Lutherville, Maryland.

From Inception (July 15, 2008) to October 20, 2008 (start of operations) there were minimal costs of organization and these costs are included in the financial statements as general and administrative expense for the period of Inception (July 15, 2008) to June 30, 2009 (year end).  For the period Inception (July 15, 2008) to June 30, 2009, the sales were $37,321, gross profit was $25,435 (68%), and accumulated net losses was $749,092.  As of June 30, 2009, we had $145,624 in current assets and current liabilities of $588,291 including $331,250 in accrued salaries, advanced due to officers of $110,901 and total stockholders’ equity of negative $379,070.  Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt as to whether we can continue as an ongoing business for the next twelve months. However, we do anticipate that we will generate additional revenues in the subsequent period to June 30, 2009.

For the unaudited financial statements quarter ending September 30, 2009, there were no sales or gross profit and accumulated net losses was $362,524.  As of September 30, 2009, we had $138,896 in current assets and current liabilities of $956,684 , including $481,250 in accrued salaries, advanced due to officers of $300,901 and total stockholders’ equity of negative $741,595.

ITEM 2.   FINANCIAL INFORMATION (continued)

Plan of Operation

We have concluded the testing period for Monster Diesel™ by completing one full sales cycle of the sale of 1,000 quarts for consumers and one tote containing 329 gallons in a business to business sale.  With proof of concept complete, we spent the first quarter of 2009 developing the Company, and pre-marketing the Company’s products.  The Company anticipates a source of liquidity during the 12 months ending June 30, 2010 will be derived from proceeds generated from the sales of Monster Diesel ™.  Looking forward, Management believes that due to signed distribution contracts and current demand from the market, the company will be able to produce and sell twenty (20) tankers (5,800 gallons/tanker) in its first full year of operation.  Additionally, by producing the product in larger amounts, the Company can benefit from gross margins higher than the historical 68% in the period from Inception (July 15, 2008) to June 30, 2009.

We maintain all necessary insurances including product liability with one million dollars / two million dollars limit, officers and directors liability insurance with fifteen thousand dollars / one million dollars limit, general liability with one million dollars / two million dollars limit, and full paid medical and standard coverage for employees. The Company has paid all of their debt except for their current accounts payable (the majority of this item are due to the officers and directors) and notes payable to officers and directors.  The Company’s’ two officers and directors will provide the additional funds needed to pay the monthly cash requirement until such time as the Company receives the funding of its business plans.  The Company’s management plans to raise the majority of the capital needed by borrowing funds and/or offering shares of its common stock $.001 par value, on best efforts to accredited investors only, pursuant to the exemptions from registrations in Section 4 (2) and Regulations D adopted under the Securities Act of 1933 as amended.

Our business is premised on the theory that small trucking companies have had a very difficult time coping with the skyrocketing diesel fuel costs and legislation to control exhaust pollution.  Federal guidelines state that new diesel engines in commercial trucks must operate at a minimum of ten miles per gallon (“MPG”).  Truck manufacturers are able to meet these guidelines by using premier fuel and operating under ideal conditions during testing.  However, that same truck logs only 7 MPG under the real world conditions.  Furthermore, industry trends project an increase in the price of diesel fuel.  A statement by the Energy Information Administration says, “U.S. diesel fuel prices are more and more affected by competing international demand for refined distillates.  Retail diesel fuel prices are likely to remain elevated as long as crude oil prices and world demand for distillate fuels remain high.”

Therefore, U.S. truck fleets must find ways to conserve their operating expenses in order to remain competitive.  The company believes that Monster Diesel™ can lower a commercial truck’s overall operating cost more than 10% on average.  Savings come in the form of added mileage per tank, longer oil change intervals, cleaner fuel systems/crankcases, and fewer engine tune-ups.  This is because Monster Diesel™ causes diesel engines to operate more efficiently and burn diesel fuel cleaner.  As a result, black smoke turns to white in just 100 miles of the first Monster Diesel™ treatment.  In other words, Management believes they are entering this market at exactly the right time and can save truck fleets millions of dollars every single year by simply using the Monster Diesel™ additive.  Moreover, the public reaps the environmental benefits of a cleaner diesel exhaust.

Our current business objectives are:

·	to execute our marketing plan and to create a market for Monster Diesel™ products in the trucker, home heating oil and marine markets; and

·	to build and maintain investor confidence in the company through transparency achieved by becoming full reporting and obtain a listing on the Bulletin Board.

Our goals over the next 12 months ending June 30, 2010 are to:

·
build sales by selling MonsterDiesel™ products to truckers through truck stops and fleets, home heating oil and marine markets to $4,000,000 (20 tankers of 5,800 gallons) while maintaining gross margins at the historical level of 44% which is one third less than the historical level of 68%;

·	develop an intellectual property portfolio based on filing and prosecuting utility patent applications with the US Patent Office while preserving foreign rights; and

·	generate sufficient revenue by the April to June 2010 quarter through the sale of Monster Diesel™ products to achieve positive cash flow from operations.

ITEM 2.   FINANCIAL INFORMATION (continued)

Activities to Date

We were incorporated under the laws of the State of Nevada on July 15, 2008 and became a Florida corporation on January 29, 2009 through a reverse merger. During the period from inception (July 15, 2008) through June 30, 2009, we incurred a net loss of $749,092. This loss consisted of incorporation costs, research & development and marketing and consulting fees to our directors and officers. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt as to whether we can continue as an ongoing business for the next twelve months. However, we anticipate that we will generate additional revenues in the period ending June 30, 2010.

For the quarter ending September 30, 2009, we incurred a net loss of $362,524, as is reflected in our unaudited financial statements for that period.

Since inception, we have sold 1,000,000 shares of common stock and converted a note in the amount of $172,600 into the issuance of 1,726,000 shares of common stock.   We have also issued 50,000,000 shares of common stock on January 29, 2009 in a one to one stock exchange with Monster Diesel, Inc. (a Nevada corporation) to acquire the Monster Diesel™ product and associated business including an invention later titled in a US patent filing as, “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.  The invention was subsequently filed as a Utility application with the U.S. Patent Office on May 20, 2009.

No stock was sold in the period July 1, 2009 through September 30, 2009.

Budgeted Expenditures

The following chart provides an overview of our budgeted expenditures by significant area of activity over the next 12 months.  These expenditures are described in detail below under “Milestones.”

	Fiscal Year 2010
Expense, $ 000's	2009		2010
	Q1	Q2	Q3	Q4	Total
	July - September	Oct. - December	Jan. - March	April – June
Sales & Marketing	100	150	200	250	700

Research & Development	150	150	150	150	600

General & Administrative	50	65	80	100	295

Total	300	365	430	500	1,595

Milestones

JULY – SEPTEMBER 2009

Main Objectives:

·	Selling Monster Diesel™ to truck fleets;
·	Contracting with The Polytech Institute of New York University for the development of the company’s proprietary process for biological process for conversion of methane gas to liquid methanol;
·	File a Utility patent application with the US Patent Office on a biological process for conversion of methane gas to liquid methanol; and
·	Completed an audit of the company as of June 30, 2009 and subsequent file of the Form 10.

During this quarter the company expects to focus on selling Monster Diesel™ to truck fleets by selling direct to both small (under 50 units) and large (over 50 units) through an internal sales organization to well-established diesel products distributors:

1.
31 small trucking companies have agreed to test Monster DieselTM in their fleet trucks after attending the Company’s presentation at the National Association of Small Trucking Companies Conference.  More than a half dozen tests are underway, with more scheduled for this quarter.

ITEM 2.   FINANCIAL INFORMATION (continued)

JULY – SEPTEMBER 2009 (continued)

2.	Several large truck fleets in the northeast have expressed interest, which we are arranging to secure orders in this quarter.

Lou Petrucci, Vice President of Sales and Marketing, will be in charge of the launch of Monster Diesel™ to truck fleets.

Mathew Zuckerman, CEO & President, is responsible for contracting with the PolyTech Institute of New York University, filing the continuation in part to the invention previously filed and the completion of the audit and subsequent filing of the Form 10.

The cost of the launch of Monster diesel™ home heating oil product is included in the expenditures budgeted in the quarter for marketing and sales expense.  The cost of the contract with the PolyTech Institute of New York University is $100,000 over a year period and is included in the expenditures budgeted in this quarter and each of the subsequent three quarters for research and development expense.  The cost of filing the continuation in part is included in the expenditures budgeted for this quarter for research and development expense.  The cost for completion of the audit and subsequent filing of the Form 10 is included in the expenditures budgeted in the quarter for general and administrative expense.

OCTOBER  2009 - DECEMBER 2009

Main Objectives:

·	Launch Monster Diesel™ for the home heating oil market;
·	Find a sponsoring Broker Dealer to move the listing of the company’s shares to the bulletin board; and
·	File a continuation in part to the invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.

During this quarter, we expect to focus on launching Monster Diesel™ for home heating oil sales to consumers in a quart sufficient to last the winter season and move to a listing on the bulletin board.

Home heating oil is a low sulfur diesel fuel, burned primarily in homes in the Northeast for warmth during winter.  When Diesel burns, there are many adverse byproducts such as smell, particulate emission, soot, and black smoke.  When the home heating oil formulation of Monster Diesel™ is added to the homeowner’s tank of home heating oil, it has the following positive effects:

1.	Turns the black smoke to a light gray or white.

2.	Burns hotter, providing more heat and uses less fuel.

3.	Minimizes particulate emission and soot.

Lou Petrucci, Vice president of Sales and Marketing, will be in charge of the launch of Monster Diesel™ home heating oil sales to consumers.

Mathew Zuckerman, CEO & President, is responsible for filing the utility patent.

Assuming the company is successful in obtaining approval of the Form 10: Mathew Zuckerman, CEO & President will be responsible for locating a Broker Dealer as a sponsor and assisting him with the task of obtaining a listing on the Bulletin Board.

The cost of the launch of Monster diesel™ home heating oil product is included in the expenditures budgeted in the quarter for marketing and sales expense.  The cost of filing the Utility patent application is included in the expenditures budgeted in the quarter for research and development expense.  The cost for seeking a listing on the Bulletin Board is included in the expenditure budgeted in the quarter for general and administrative expense.

ITEM 2.   FINANCIAL INFORMATION (continued)

JANUARY - MARCH 2010

Main Objectives:

·	Selling Monster Diesel™ to Fuel Suppliers;
·	File a Utility patent application with the US Patent Office on a process for manufacture of a class of synthetic fuel compounds that directly substitute for conventional fuels; and
·	Search for and recruit a chief financial officer and a member for the Board of Directors with finance and human relations experience to chair the compensation and audit committees.

During this quarter the company expects to focus on selling Monster Diesel™ to truck stops for both on shelf distribution and to blend into their pump stock.

A.	Management has completed a successful test period with Tilghman Oil Company and anticipated beginning to blend Monster DieselTM into their pump stock in this quarter.
B.	Members of the Mid-Atlantic Petroleum Dealers Association (MAPDA) have expressed interest in Monster Diesel™ and we’ll be scheduling sales of product to them in this quarter.

Lou Petrucci, Vice President of Sales and Marketing, will be in charge of the launch of Monster Diesel™ to Fuel Suppliers.

Mathew Zuckerman, CEO & President, is responsible for filing the utility patent and the search for and recruit a chief financial officer and a member for the Board of Directors with finance and human relations experience to chair the compensation and audit committees.

The cost of the launch of Monster diesel™ to truck stops is included in the expenditures budgeted in the quarter for marketing and sales expense.  The cost of filing the Utility patent application is included in the expenditures budgeted in the quarter for research and development expense.  The cost for the search for and recruitment of a chief financial officer and a member for the board of director is included in the expenditure budgeted in the quarter for general and administrative expense.

APRIL – JUNE  2010

Main Objectives:

·
Selling Monster Diesel™ to the marine industry; generate sufficient revenue through the sale of Monster Diesel™ products to achieve positive cash flow from operations; and complete testing of synthetic fuel compounds that directly substitute for conventional fuel for 2-cycle house engines used in marine, power tools and recreation vehicles and scooters.

The largest off-road consumer of diesel fuel is the marine industry, which Monster Diesel™   is pursuing in the following two-tiered approach:

1.	Selling directly to the Port of Baltimore, which is scheduling testing for the third quarter 2009.

2.	Selling to the largest distributor of diesel to fishing fleets in the Chesapeake Bay area.

Lou Petrucci, Vice President of Sales and Marketing, will be in charge of the launch of Monster Diesel™ to the marine industry.

The cost of the launch of Monster diesel™ to the marine industry is included in the expenditures budgeted in the quarter for marketing and sales expense.

Results of Operations

During the period from Inception (July 15, 2008) through June 30, 2009, we incurred a net loss of $749,092. This loss consisted of expenses ($809,955) less gross profit ($25,435) and a gain on sale of assets of ($35,428).  The expenses were 43% sales and marketing ($328,795), 33% research & development ($245,401) and 31% general and administrative ($235,759).  Since inception, July 15, 2008, we have sold 1,000,000 shares of common stock and converted a note in the amount of $172,600 into 1,726,000 shares of common stock and issued 50,000,000 shares of common stock on January 29, 2009 in a one for one stock exchange with Monster Diesel, Inc. (a Nevada corporation) to acquire the Monster Diesel™ product and associated business including an invention later titled in a US patent application as, “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.  The invention was subsequently filed as a Utility application with the U.S. Patent Office of May 20, 2009.

ITEM 2.   FINANCIAL INFORMATION (continued)

Results of Operations (continued)

For the unaudited financial statements quarter ending September 30, 2009, we incurred a net loss of $362,524.  This loss consisted of expenses ($362,524).  The expenses were 40% sales and marketing ($144,958), 26% research and development ($93,687) and 34% general and administrative ($123,879).

There is no assurance that additional financing, if required, will be available on reasonable terms or at all.  The Company intends to use its working capital principally to: purchase product for sale, execute a sales and marketing plan, fund our research & development and the Company’s overhead and operating costs.

Purchase or Sale of Equipment

We have purchased $2,205 of equipment as of June 30, 2009 with a book value of $1,985 after depreciation.  We have not sold any equipment in the period from Inception (July 15, 2008) to June 30, 2009.  We do not expect to purchase or sell any plants or significant equipment over the twelve months ending June 30, 2010.

For the unaudited financial statements quarter ending September 30, 2009, we purchased $3,365 of equipment with a book value of $5,085 after depreciation.  We have not sold any equipment in the quarter ending September 30, 2009.  We do not expect to purchase or sell any plants or significant equipment over the twelve months ending June 30, 2010.

Revenues

We had revenues of $37,321 for the period from Inception (July 15, 2008) through June 30, 2009.  We believe that we will start receiving additional orders for Monster Diesel™ in the July to September 2009 period and be able to commence the commercial launch and execute our marketing plan and that that we will be in a position to begin generating revenues forecasted to be approximately $4,000,000 in the twelve month period ending June 30, 2010.

 Liquidity and Capital Resources

As previously noted, we have raised $100,000 from the sale of stock and $172,600 in a loan that was later converted to stock.  Our officers and directors have contributed $207,013 in cash as $96,112 in accounts payable officer and $110,901 advances due to officers, which appear on the balance sheet as of June 30, 2009.  At June 30, 2009, we had bank overdrafts of $220. We also have $16,121 in accounts receivable, $79,503 in prepaid expenses and a note receivable in the amount of $50,000 that is expected to be paid to the Company in the period of July to September of 2009.  Twenty-five thousand dollars ($25,000) of the $50,000 note payable has been received by the Company during the month of August 2009.

As of July 24, 2009, we had $79,588.27 in cash of which we anticipate needing none for expenses associated with filing this Form 10 or raising additional capital.  As of September 30, 2009, we had $47,245 in cash.  Our budgeted expenditures for expenses in the twelve months ending June 30, 2010 is $1,595,000. Additionally we will need funds for materials and inventory equal to 56% of sales if the rate of cost of goods sold which is forecasted for conservative purposes to be one third less gross profit compare to the rate demonstrated in the early sales of product in the period from October 20, 2008 (start of operations) to June 30, 2009.  We have forecasted that the expenditure for sales and marketing will grow at a much faster rate than expenditure on research and development and general and administrative expense.  The budgeted expenditure for sales and marketing is designed, although no assurance can be given, to generate $4,000,000 in sales.  This sales level will require $2,224,000 of materials assuming no cost for unsold inventory.  The expenditure adjusted for the cost of sales is $3,835,000. Therefore, we presently have a budgeted surplus of approximately $165,000 at a $4,000,000 sales level.  The officers and directors are prepared to accrue salaries and provide additional capital through notes payable within reason to support the company to attain breakeven on a cash basis.  Management plans to pace the growth in expenditure for marketing and sales to the actual rate of receipt of orders to manage cash flow.

How long we will be able to satisfy our cash requirements depends on how quickly we can generate increased revenue over the present low levels of and how much revenue can be generated. We estimated that we will have to be supplemented our present cash balance with the payment of the $50,000 note due us and by officers and directors continuing the practices of accruing salaries and providing additional capital through notes payable so that our cash balance will not be extinguished prior to the end of June 2010, provided we do not have any unanticipated expenses. In the period July 1, 2009 through September 30, 2009, the $50,000 note receivable was repaid. Although there can be no assurance at present, we plan to generate $4,000,000 of revenues in the year ending June 30, 2010.  We must generate at least $3,625,000 in revenues in order to fund all expenditures under our twelve month budget If we fail to generate sufficient revenues, we will need to raise additional funds for the future development of our business, or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans for the present product or for future products.

ITEM 2.   FINANCIAL INFORMATION (continued)

Liquidity and Capital Resources (continued)

Management’s plan is to raise capital by borrowing funds and/or offering shares of its common stock, $.001 par value, on a “Best Efforts” basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.  Because the outcome or this future event is not susceptible to reasonable estimation by management it was determined that a “Going Concern Opinion” was appropriate.

There are also no plans or expectations to purchase or sell any significant equipment for operations or any other purpose in the twelve months ending June 30, 2010.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements expressing concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

ITEM 3.   PROPERTIES

Our offices are currently located at 2205 York Road, Suite Number 14, Lutherville, Maryland 21093, which is leased for $1,500 per month and the lease expires on November 30, 2010. The Monster Diesel TM product is blended in Pittsburgh Pennsylvania by a subcontractor who would be dedicating approximately 5% of his annual output to meet the Company’s sales plan.  The product is bottled in Philadelphia, Pennsylvania by a second subcontractor. The finished product is warehoused and shipped from our Lutherville, Maryland location.  Sales, marketing and support operations are currently located in Lutherville, Maryland.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of August 30, 2009, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner		Amount & Type of Stock (1)(2)		Percentage of Class
Matthew M. Zuckerman	10080 Valley Springs Lane, Toluca Lake, CA 91602	72,150,000 common	(3)	55.37%

Louis O. Petrucci	1429 Martin Meadows Drive, Fallston, MD 21047	8,326,000 common	(4)	6.39%

All directors and officers as a group		80,476,000 common		61.76%
Total Outstanding		130,300,680 common		100%

Notes to the table:

(1)
Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned.

(2)
This table is based upon information obtained from our stock records. We believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(3)
Includes 6,000,000 common shares held by each of the following entities for a total of 18,000,000 common shares: Intermountain Marketing and Finance, Inc., Treya, Inc. and Mathew Mark Zuckerman Trust, DTE December 20, 2004.

ITEM 4.  SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT (continued)

(4)
Includes the receipt of 726,000 shares of the Company’s common stock obtained from Alkane, Inc. a Wyoming corporation that we refer to as Alkane Inc. (Wyoming).  Alkane, Inc. (Wyoming) is unrelated to Alkane, Inc.   On October 27, 2008, Louis Petrucci entered into an agreement with Alkane, Inc. (Wyoming) whereby he loaned $50,000 in cash to Alkane, Inc. (Wyoming).  On October 29, 2009, Louis O. Petrucci exchanged the loan to  Alkane, Inc. (Wyoming) for 726,000 common shares of  the Company that were owned by Alkane, Inc. (Wyoming).  The net effect of the transactions was that Mr. Petrucci purchased 726,000 shares of the Company’s Common Stock from Alkane, Inc. (Wyoming) for $50,000, at an effective price per share of $0.069.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Our Bylaws provide that we must have at least one director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our Board of Directors may elect our officers at any regular or special meeting of the Board of Directors.

Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position
Matthew M. Zuckerman, Ph.D.	65	Director/CEO & President
Louis O. Petrucci	49	Director/Vice President

Family Relationships.

Mathew Zuckerman’s wife and Louis Petrucci’s wife are both employees of the Company.  Sandra Zuckerman’s start date was June 1, 2009 at a salary of $2,000 a month and Patricia Petrucci’s start date was July 1, 2009 at a salary of $2,000 a month.

Legal Proceedings.

No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

Mathew Zuckerman, Ph.D. – Chief Executive Officer, President and Director

Mathew Zuckerman has over 40 years experience in growing high tech public and private companies.

Dr. Zuckerman’s previous position was with Green Earth Technologies, Inc., (GETG) where he served as Chief Operating Officer, President and Director from November 17, 2008 to January 31, 2009.  Prior to that, he served as Chief Technical Officer and Chairman from February 3, 2008 to November 17, 2008, and as Chief Executive Officer and President from Inception (June 5, 2007) to February 3, 2008.  Dr. Zuckerman built Green Earth Technologies to a viable company with products available at all 2,200 Home Depots, along with other mass retailers. When tested under racing conditions, the company’s cornerstone product, G-Oil, a bio-degradable motor oil made from animal fat, was reported to outperform all synthetic oils previously used in the racing edition of BMW, as of January 8, 2009.  G-Oil became the first biodegradable oil to be awarded the American Petroleum Institute license for use in automobile engines on March 10, 2009, and is believed to be the first “green” product that offers both lower cost and better performance than the conventional products in its category.

Before his time at Green Earth Technologies, Dr. Zuckerman served as President of U.S. Sustainable Energy, Inc. (USSE), a biodiesel and process manufacturing company, without receiving any compensation for a brief period in May 2007.  Prior to that, his position was with Nano Chemical Systems Holdings, Inc., (NCSH), where he served as Chief Technical Officer from April 2, 2007 to April 27, 2007.  Prior to that, at NCSH, he was Chief Executive Officer, President and Director from November 8, 2006 to April 2, 2007.  In this role, he was tasked with the commercialization of nanotechnologies, research and development projects, and managing operations of a manufacturing plant that produced consumer and industrial products under its own brands and as a contract manufacturer.  Prior to that, he served NCSH as the inventor of nanotechnology from September 2, 2004 to November 8, 2006.  Prior to that, his position was with NanoSensor, Inc. (NCSH), where he served as Inventor and Consultant from December 11, 2003 to July, 2006, working on the development of sensors technology for detection of explosives, chemicals and biological agents.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS (continued)

In years prior to 2003, Dr. Zuckerman served a dozen years as President and Co-Founder of Advanced Transducer Devices, Inc. (ATD), a computer peripherals manufacturer of consumer products based on proprietary Application Specific Circuits, and sold under the ZuckerBoard brand.   Dr. Zuckerman continued with ATD after it was sold to Televideo Systems, Inc., a NASDAQ traded computer products company.  There, he served as a division President and Director of the parent company.  Prior to his work with ATD/Televideo, Dr. Zuckerman served as Chief Executive Officer, President and Director of CrystalVision, a venture capital funded company that prototyped flat panel information displays in the 1980’s.  And before his work with Crystal Vision, he served as a Founder, Officer and Director of two privately held venture capital funded companies: Sierra Labs, a gas sensor and instrument manufacturer, and Enviro Development Company, a manufacturer of low energy process equipment for treatment of municipal and industrial water and wastewater. Dr. Zuckerman also served as president of Priority One Computer, a public company, from November 1988 to April 1989.

Dr. Zuckerman began his career as the Co-Inventor of the Z-M Process for deriving high quality water from wastewater.  He served as Director of Development for the enterprise that was formed to commercialize the process:  Ecolotech Research, Inc.  The company was sold to Envirotech, Inc., a Fortune 500 company, where he became the General Manager of a division that designed, manufactured, and launched industrial and municipal wastewater treatment plants using the process technology.

Dr. Zuckerman received his Bachelor, Master, and Doctoral degrees in Environmental Engineering from the School of Engineering and Science at New York University and was an Alfred P. Sloan Executive Fellow at the Graduate School of Business at Stanford University.

Lou Petrucci – Vice President, Sales and Marketing and Director

With over 25 years of comprehensive experience in sales and marketing, Lou has extensive experience in profitably driving sales growth with large customers that include Home Depot, Lowe’s, Wal-Mart and Target.  Mr. Petrucci spent a large portion of his career with Black & Decker where he was involved with the creation and execution of several new divisions, as well as launching new products and brands to America’s largest retailers. He was an integral part of the successful new product launches of Dewalt Compact Power, Black & Decker Power Tool Accessories, Black & Decker Outdoor Products and the Black & Decker Snakelight.

His previous position was with Green Earth Technologies, Inc., (GETG) where he served as Chief Operating Officer and Vice President of Sales from Inception (June 5, 2007) to December 29, 2007 and as a Consultant to the Company from December 29, 2007 to March 31, 2008. He was one of a 3 person Executive team responsible for setting total future direction of company.  He was responsible for  customer acquisition, developing strategic partnerships, product acquisition process and leading sales and operations efforts.    He worked with multiple vendors to develop total product plan that utilized intellectual property owned by company.  He was successful in meeting with investors and raising capital as well as forging new partnerships that benefitted the business.  He was solely responsible for establishing a profitable revenue foundation and profitability path for the company.  In 2008, he sold his interest in the company.

Before his time at Green Earth Technologies, Mr. Petrucci served as Vice President of Sales at Nano Chemical Systems Holdings, Inc., (NCSH), from January 28, 2007 to May 25, 2007.   In this role, he was tasked with the sales of nanotechnology based consumer and industrial products under its own brands and as a contract manufacturer.

Mr. Petrucci was The Big Box Sales Manager for JLG Industries from September 2004 to July 2006.  In this role he was responsible for leading all sales and marketing activities with The Home Depot, Lowe’s, Grainger, Sears, Petsmart, Publix, Cabela’s and other “Big Box” retailers.   He was part of a nine member team that launched successful new division of JLG Industries.

Mr. Petrucci has a Bachelors in Business Administration from Bloomsburg University in Bloomsburg, Pennsylvania.

ITEM 6.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mathew M. Zuckerman CEO,	2008	34,000	0	0	0	0	0	0	34,000
President & Director	2009	180,000	0	0	0	0	0	0	180,000

Louis O. Petrucci	2008	31,250	0	0	0	0	0	0	31,250
Vice President & Director	2009	120,000	0	0	0	0	0	0	120,000

Notes:	Data from 2008 is for the period from Inception (July 15, 2008) to December 31, 2008; data from 2009 is for the period from January 1, 2009 to June 30, 2009.

Mathew M. Zuckerman and Louis O. Petrucci have no written employment arrangements.   The sole material provision to the unwritten employment arrangement between the Company and its executive officers is that the salary for Mathew M. Zuckerman is $30,000 a month and that the salary for Louis O. Petrucci is $20,000 a month.

Dr. Zuckerman’s salary in 2009 was accrued and not paid and Louis O. Petrucci’s salary in 2008 and 2009 was accrued and not paid.

COMMON STOCK
Mathew M. Zuckerman 10080 Valley Spring Lane Toluca Lake, CA 91602	72,150,000	55.37%

Louis O. Petrucci 1429 Martin Meadow Drive, Fallston, MD 21047	8,326,000	6.39%

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS , AND DIRECTOR INDEPENDENCE

We have adopted a policy that requires the Board of Directors’ approval for material related party transactions. We believe that all of our related party transactions were done on terms that would have been similar if we conducted them with unrelated third parties.

On July 15, 2008, Mathew Zuckerman incorporated Alkane, Inc. (later known as Monster Diesel, Inc., which we refer to as “Monster Diesel”) in Nevada and contributed intellectual property to the Company on January 29, 2009 in exchange for 50,000,000 common shares at par value of $0.001 per share as described below.  The value of this intellectual property, at cost, equaled the par value of the shares which in aggregate is $50,000.  The intellectual property consists of trade secrets for the formulation of the present and future products of the Company, copyrights and trademarks in various stages of filing and one US utility patent application filed on May 20, 2009 titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.  Concurrently with Monster Diesel’s issuance of 50,000,000 shares of Common Stock to Dr. Zuckerman, Dr. Zuckerman, gifted 35,850,620 common shares to 17 individuals or entities.  Of the 17 individuals or entities, eight individuals received a total of 12,850,000 as payment for consulting services rendered to Monster Diesel or as incentives to join Monster Diesel.  Monster Diesel recorded $12,850 as contributed capital to recognize the value of the expense incurred by the Company.  Subsequent to the various gifts and transfers, Dr. Zuckerman retained a total of 14,150,000 shares of Monster Diesel’s common stock.

Of the 35,850,620 common shares gifted, Dr. Zuckerman transferred 18,000,000 shares of the common stock of Monster Diesel to the following entities under his control:  Intermountain Marketing and Finance, Inc. (6,000,000), Treya, Inc. (6,000,000) and Mathew Mark Zuckerman Trust DTE December 20, 2004 (6,000,000).  Additionally, Dr. Zuckerman transferred 7,600,000 shares of common stock of Monster Diesel to Louis O. Petrucci, as an incentive for Mr. Petrucci to join the Company.

On January 29, 2009, all of the shareholders of Monster Diesel exchanged their shares on a one- for -one basis for shares in Chanaral Resources, Inc. (later known as Alkane, Inc.) a Florida corporation.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS , AND DIRECTOR INDEPENDENCE (continued)

In July 2009, a shareholder owning 40,000,000 common shares at $0.001par value offered such shares to Dr. Zuckerman, and he accepted the shares in exchange for contributing to the company inventions for a biological process for conversion of methane gas to liquid methanol that is the basis for the patent application that the Company filed on September 24, 2009 and a process for manufacture of a class of synthetic fuel compounds that directly substitute for conventional fuels for which the Company is drafting a patent application that we plan to file in the quarter ending March 31, 2010.  The value of this transaction has not yet been determined.

On October 27, 2008, Louis Petrucci executed an agreement with Alkane, Inc. (Wyoming), an unrelated entity, whereby he loaned $50,000 in cash to Alkane, Inc. (Wyoming).  On October 29, 2009, Louis O. Petrucci exchanged the loan to  Alkane, Inc. (Wyoming) for 726,000 common shares of Alkane, Inc. (Florida) that were owned by Alkane, Inc. (Wyoming).  The net effect of the transactions was that Mr. Petrucci purchased 726,000 shares of Alkane, Inc, (Florida) from Alkane, Inc. (Wyoming) for $50,000, at an effective price per share of $0.069.

ITEM 8.  LEGAL PROCEEDINGS

There are neither legal proceedings nor threatened legal proceedings against the Company.

ITEM 9.  MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Pink Sheets Electronic Quotation System under the symbol (“ALKN.PK”). We plan to seek quotation on the over-the-counter Bulletin Board. We do not know if we will obtain a quotation. There is currently not an active trading market in our securities, and we do not know if a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Holders

As of August 30, 2009, there were 195 holders of record of our common stock.

Shares Eligible for Future Sale

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

ITEM 9.  MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS (continued)

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Dividend Policy

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained to develop our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

Our common shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which generally refers to equity securities with a price of less than $5.00. Our shares will therefore be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $250,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bids and offers quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(6) or Regulation D Section 4(2) thereof, or Regulation D promulgated there under. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES (continued)

Issuance of Common Stock in connection with intellectual property

On January 29, 2009, Alkane, Inc., formerly known as Chanaral Resources, Inc., entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies will be merged and Alkane will be the surviving corporation (“Merger Transaction”).  As consideration for the Merger Transaction, Alkane will issue 50,000,000 shares of its common stock, at par value of $0.001 per share., to the shareholders of Monster Diesel, Inc. on a one-for-one exchange by which we acquired 100% of the capital stock of Monster Diesel, Inc..  The Merger Transaction of Alkane and Monster Diesel, Inc. represented a change in control of Alkane.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel, Inc. and is accounted for as a reverse merger whereby the legal acquirer, Chanaral Resources, Inc. is treated as the acquired entity.  Monster Diesel is treated as the acquiring Company with continuing operations.  Accordingly, the historical financial information of Monster Diesel, Inc. (incorporation date July 15, 2008) constitutes the Company’s historical information prior to January 26, 2009 and combined operations of Monster Diesel, Inc. and Chanaral Resources, Inc. are reported from January 29, 2009 forward.  The value of the intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.

Issuance of Common Stock in connection with reverse merger

On January 30, 2009, the Company issued 77,574,680 shares of its common stock related to the reverse merger with Monster Diesel, Inc.  The issuance of shares was considered a recapitalization.  As part of the reverse merger, the Company had acquired $698,909 in assets and $734,377 in liabilities held by Chanaral Resources resulting in the assumption of net liabilities totaling $35,428 by Monster Diesel, post merger. The net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed was recorded as an adjustment to accumulated deficit for $113,003 by the Company.

Issuance of Common Stock in connection with conversion of debt

On March 2, 2009, the Company issued 1,726,000 shares of restricted common stock to Alkane, Inc., a Wyoming corporation, which we refer to as “Alkane (Wyoming)”, in settlement of a liability of $172,600.  During the period from October 29, 2008 to December 9, 2008, Alkane (Wyoming), provided a total of $172,600 in loans to Monster Diesel.  Chanaral Resources, Inc. assumed this loan as part of the merger and later satisfied the loan by issuing 1,726,000 shares of restricted common stock to Alkane (Wyoming).  Alkane (Wyoming) is not now, and never was, related to Alkane, Inc., Chanaral Resources, Inc. or Monster Diesel, Inc.  The Company has filed a Form D with the SEC relating to this sale of unregistered common shares.

Private Placements of Common Stock

Pursuant to a Subscription Agreement dated March 26, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  In addition, pursuant to a Subscription Agreement dated May 6, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  The Company has filed a Form D with the SEC covering this sale of unregistered common shares.

Contributed Capital

Mathew Zuckerman, CEO, gifted 12,850,000 personal shares to various individuals as compensation and as settlement of consulting services rendered to the Company.  The shares transferred were valued at par and recorded as contributed capital.

In the period July 1, 2009 through September 30, 2009, there were no unregistered securities issued, therefore the Stockholder’s Equity as of June 30, 2009 remains the same for the quarter ending September 30, 2009.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES  TO BE REGISTERED

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock having a par value of $.001 per share.  As of August 30, 2009 there were 130,300,680 shares issued and outstanding.  There is only one class of stock: common.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED  (continued)

(i) Voting Rights

Each outstanding share of common stock entitles the holder thereof to one (1) vote per share on all matters.   The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than fifty percent (50%) of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of the directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

(ii) Dividends

The holders of shares of common stock are entitled to dividends out of funds legally available when, and if, declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  In the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Registrant in most cases for any liability suffered by them or arising from their activities as officers and directors of the Registrant if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Registrant are accountable to the Registrant as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Registrant's affairs. A shareholder may be able to institute, legal action on behalf of such shareholder and all other similarly stated shareholders to recover damages where the Registrant has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Registrant in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Registrant.

Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

As a Smaller Reporting Company, Alkane has elected to provide the financial information required by Article 8 of Regulation S-X.  The financial statements of Alkane are listed in Item 15(a) below and are hereby incorporated by reference into this Item 13.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS  ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS  AND EXHIBITS

The following documents are filed as part of this Registration Statement:

(a)  Financial Statements:

The following financial statements of Alkane, Inc. are included in the Registration Statement and are filed as Item 13.

(b)  Exhibits:

Exhibit No.	Description	Incorporation by Reference
3.1	Articles of Incorporation, as filed on March 23, 2009	Filed Previously as Exhibit 3.7 to Amendment No. 1 to the Registrant's Registration Statement on Form 10

3.1.1	Amended and Restated Articles of Incorporation, filed on January 26, 2010

3.2	Amended and Restated Bylaws

10.1	Office Lease Agreement, dated as of December 1, 2008, by and between 2205 York Road LLC and Monster Diesel, Inc.	Filed Previously as Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form 10

23.1	Consent of De Joya Griffith & Company, LLC, Independent Registered Public Accounting Firm

ALKANE, INC.

Financial Statements

As of June 30, 2009

And

Report of Independent Registered Public Accounting Firm

ALKANE, INC.

TABLE OF CONTENTS
YEAR ENDED JUNE 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Alkane, Inc.
2205 York Road, Suite 14
Lutherville, MD 21093

We have audited the accompanying balance sheets of Alkane, Inc. (A Development Stage Enterprise) as of June 30, 2009 and the related statements of operations, stockholders’ (deficit) and cash flows from inception (July 15, 2008) through June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alkane, Inc. (A Development Stage Enterprise) as of June 30, 2009 and the results of its operations and cash flows from inception (July 15, 2008) through June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has suffered losses from operations and the Company has an accumulated deficit of ($862,095), all of which raise substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada

September 22, 2009

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
(AUDITED)

As of June 30, 2009
ASSETS
Current Assets
Accounts receivable	$16,121
Prepaid expense and deposits	79,503
Note receivable	50,000
Total current assets	145,624

Fixed Assets
Property and equipment (net of depreciation) (Notes 4)	1,985
Other Assets
Other intellectual property (net of amortization) (Note 5)	48,612
Deposits	13,000

Total assets	$209,221

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Bank overdraft	$220
Accounts payable (Note 6)	49,808
Accounts payable- related party (Note 11)	96,112
Accrued salaries	331,250
Advances due to officers (Note 6)	110,901
Total current liabilities	588,291

Total liabilities	588,291

Stockholders’ Deficit
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 130,300,680 common shares issued and outstanding (Note 9)	130,301
Additional paid-in capital	352,724
Deficit accumulated during development stage	(862,095)
Total stockholders’ deficit	(379,070)

Total liabilities and stockholders’ deficit	$209,221

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
(AUDITED)

From Inception (July 15, 2008) to June 30, 2009

Sales	$37,321

Cost of sales	11,886

Gross profit	25,435

Expense
Sales and marketing	328,795
Research and development	245,401
General and administrative	235,759

Total Expenses	809,955

Net operating loss	(784,520)

Other income
Gain on sale of assets (Note 7)	35,428

Net loss	$(749,092)

Net loss per share: Basic	$(0.01)

Weighted average number of shares outstanding : Basic	128,548,171

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM INCEPTION (JULY 15, 2008) TO JUNE 30, 2009
(AUDITED)

	Common Stock		Additional	Deficit Accumulated during development
	Shares	Amount	Paid in Capital	stage	Total

Balance, inception July 15, 2008	-	$-	$-	$-	$-

Issuance, January 29, 2009 for Pending Patent & Monster Diesel business	50,000,000	50,000	-	-	50,000

Issuance, January 31, 2009 related to reverse merger	77,574,680	77,575	-	(113,003)	(35,428)

Issuance, March 2, 2009 for conversion of note payable	1,726,000	1,726	170,874	-	172,600

Issuance, March 26, 2009 for cash	500,000	500	49,500	-	50,000

Issuance, May 6, 2009 for cash	500,000	500	49,500	-	50,000

Consulting and compensation expense paid by C.E.O	-	-	12,850	-	12,850

Contributed capital	-	-	70,000	-	70,000

Net loss	-	-	-	(749,092)	(749,092)

Balance at June 30, 2009	130,300,680	$130,301	$352,724	$(862,095)	$(379,070)

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS
(AUDITED)

From inception (July 15, 2008) to June 30, 2009
Cash flows from operating activities
Net loss	$(749,092)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,608
Gain on sale of assets	(35,428)
Non cash consulting expense	12,850
Changes in assets and liabilities
(Increase) in accounts receivable	(16,121)
(Increase) in prepaid expense	(9,503)
Increase in accrued salaries	331,250
Increase in accounts payable	49,808
Increase in accounts payable-related party	96,112
Net cash used in operating activities	(318,516)

Cash flows from investing activities
Deposit for website design	(13,000)
Acquisition of equipment	(2,205)
Receipt of note receivable	(50,000)
Net cash used in investing activities	(65,205)

Cash flows from financing activities
Bank overdrafts	220
Proceeds from issuance of common stock	100,000
Proceeds from note payable	172,600
Advances due to officers	110,901
Net cash provided by financing activities	383,721

Net increase in cash or cash equivalents	-

Cash, beginning of year	-
Cash, end of year	$-

Supplementary information:
Interest paid	-
Income taxes paid	-
Non-cash activities:
Shares issued for intellectual property	$50,000
Deposit to vendors, liability assumed by CEO	$70,000
Shares issued for reverse merger	$77,575
Shares issued to settle debt	$172,600

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

Alkane, Inc. (the “Company”) is engaged in the business of manufacturing and distributing high-tech fuel additives and synthetic fuels.  Initially, the Company will produce additives for diesel fuel, with future plans of producing additional additives and synthetic fuels.  The Company’s flagship product, Monster Diesel™, is a multipurpose diesel fuel additive that provides better mileage per gallon and results in lower maintenance costs for on-road and off-road and marine diesel engines.  The major ingredient in the product is a proprietary and patent pending Nitro-Alkane that increases the energy density of the diesel fuel and is the core technology of this and future additives and synthetic fuel products. One quart of Monster Diesel™ combined with 250 gallons of diesel fuel increases the energy density of the diesel by ten percent (17,500 to 19,250 BTUs per pound) and overcomes the inconsistencies and shortcomings of diesel fuel and diesel engines that have resulted from stretching existing technology to meet exhaust and mileage standards set by local governments, as well as the Environmental Protection Agency (“EPA”).  Additional benefits of Monster Diesel™ include: increased miles per gallon to pay for itself several times over; maintenance cost reduction, and; reduction of exhaust emissions.

The Company has recently introduced Monster Diesel™ for home heating oil to reduce soot, retard auto-oxidation of the fuel that occurs from winter season to the next winter season and improve the spray pattern for more complete combustion.

The Company sells to retail and wholesale customer markets. These customers are individual truckers, small to medium trucking company fleets or smaller terminal and blending companies.  Individual truckers will purchase an additive at a local Wal-Mart or fueling station, while trucking fleets may contract with local blenders or directly with the additive provider.

Alkane was incorporated under the laws of the state of Florida on January 22, 1988 as All Nations Catering, Inc.  The Company, subsequent to incorporation, changed its name to  Chanaral Resources, Inc. (“Chanaral”).

On January 29, 2009, the Company entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies were merged with Alkane as the surviving corporation (the “Merger Transaction”).  As consideration for the Merger Transaction, an exchange of 50,000,000 common shares of Monster Diesel, Inc. (Nevada), which constituted the total number of issued and outstanding shares of Monster Diesel, Inc. (Nevada), occurred and Chanaral issued 50,000,000 shares of its common stock to the shareholders of Monster Diesel, Inc. in  a one-for-one exchange.  The Merger Transaction of Alkane and Monster Diesel, Inc. represented a change in control of Alkane.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel, Inc. and is accounted for as a reverse merger whereby the legal acquirer, Chanaral Resources, Inc. is treated as the acquired entity.  Monster Diesel is treated as the acquiring Company with continuing operations.  Accordingly, the historical financial information of Monster Diesel, Inc. (incorporation date July 15, 2008) constitutes the Company’s historical information prior to January 29, 2009 and combined operations of Monster Diesel, Inc. and Chanaral Resources, Inc. are reported from January 29, 2009 forward.  Chanaral Resources, prior to the reverse merger, held assets totaling $698,909 and liabilities of $734,377 resulting in the assumption of net liabilities totaling $35,428 by Monster Diesel, post merger. The net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed was recorded as an adjustment to accumulated deficit for $113,003 by the Company.  Concurrent with the reverse merger, the Company acquired the Monster Diesel™ product and associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds with Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”. There were 77,574,680 common shares of Chanaral Resources, Inc. that were issued and outstanding prior to the merger.  These shares constituted 100% of the issued and outstanding shares of Chanaral Resources, Inc. An additional 50,000,000 shares of Alkane, Inc. common stock was issued to the shareholders of Monster Diesel, Inc. on a one-for-one exchange as part of the reverse merger.

On February 29, 2009, the name of the corporation was changed from Chanaral Resources, Inc. to Alkane, Inc. in the state of Florida and on April 3, 2009 the trading symbol was changed from CRLR to ALKN by FINRA. On March 3, 2009, the corporation transferred all Chanaral Resources assets prior to the Merger Transaction to 458549 BC, LTD in exchange for 458549 BC, Ltd assuming all liabilities associated with the business of Chanaral Resources, Inc. and discontinued the business that the company was engaged in prior to the merger. The Company’s financial statements include activity from inception to June 30, 2009

2.  GOING CONCERN

Due to the Company’s limited amount of additional committed capital, recurring losses, negative cash flows from operations and its inability to pay outstanding liabilities, there is substantial doubt about its ability to continue as a going concern. The Company’s financial statements as at June 30, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

2.  GOING CONCERN (continued)

The Company has historically suffered recurring operating losses and negative cash flows from operations.  As of June 30, 2009, the Company has an accumulated deficit of $862,095 with total stockholders’ deficit of $379,070.  The Company incurred an operating loss totaling $784,520 excluding a gain on sale of Chanaral assets of $35,428 for the year ended June 30, 2009 (see Note 7).  These financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that the Company will continue as a going concern.

The Company needs additional capital in order to survive.  Additional capital will be needed to fund current working capital requirements.  The Company’s primary sources of liquidity are cash flows from various financing activities.  The Company plans to increase revenues in order to reduce, and/or eliminate, its operating losses.  Additionally, the Company will seek equity and debt financing in order to enable it to continue to meet its financial obligations until the Company achieves profitability.  There can be no assurances that any such funding will be available to the Company on favorable terms, or at all.  Failure to obtain sufficient equity financing would have substantial negative ramifications to the Company.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to development stage enterprises, and are expressed in U.S. dollars.  The Company’s fiscal year end is June 30.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition - The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition” and SFAS No. 48, “Revenue Recognition when Right of Return Exists”.  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectability is reasonably assured.  The Company’s revenue is comprised of the sale of its products to retailers and distributors.

Income Taxes - The Company accounts for income taxes using the asset and liability method prescribed in SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).  SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.  A valuation allowance is recorded to reduce net deferred tax assets to only that portion that is judged more likely than not to be realized.

Cash and Cash Equivalents - Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Trade Accounts Receivable - The Company evaluates the collectability of Trade Accounts Receivable and based on a combination of the age of individual account balances and historical collection results, an Allowance for Doubtful Accounts was not needed.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined principally by the first-in, first-out method.  The costs of finished goods and work-in-process inventories include material, manufacturing labor and overhead components.  The Company periodically reviews the net realizable value of the inventory and, if necessary, records a reserve to reflect the net realizable value of the inventory.

Fair Value of Financial Instruments- The carrying value of the Company’s financial instruments approximates their fair value because of the short maturity of these instruments.

Depreciation - For financial reporting purposes, depreciation of property and equipment has been computed over estimated useful lives of five years using the straight-line method.  Depreciation charges totaled $220 from inception (July 15, 2008) to June 30, 2009.

Intellectual Property – Intellectual property, including purchased technology are carried at cost less accumulated amortization.  For financial reporting purposes, amortization of intangibles has been computed over an estimated useful life of fifteen years using the straight-line method.  Amortization charges totaled $1,388 from inception (July 15, 2008) to June 30, 2009.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising and Promotional Costs - Advertising and promotion costs are expensed as incurred.  From inception (July 15, 2008) to June 30, 2009, advertising and promotion costs totaled $68,174.

Net Loss Per Share - Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, “Earnings Per Share” (“SFAS 128”).  Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Since the Company has incurred losses from all periods presented, the dilutive per share calculation is the same as the basic calculation.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting and disclosure of financial information by the Company.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Financial Statements— an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”).  SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on its results of operations and financial condition.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  FSP APB 14-1 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company will adopt FSP APB 14-1 effective February 28, 2009.  The Company is currently assessing the impact of FSP APB 14-1 on its financial statements.

In June 2008, the FASB ratified Emerging Issues Task Force Issue No. (“EITF”) 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its financial position and results of operations.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60”.  SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation.  This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements.  SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 does not have a material impact on our financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140,” (“SFAS 166”). SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company will adopt SFAS 166 in fiscal 2010. The Company does not expect that the adoption of SFAS 166 will have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt SFAS 167 in fiscal 2010. The Company does not expect that the adoption of SFAS 167 will have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on the interim period ending Sept 30, 2009. This will not have an impact on the results of the Company.

4.  EQUIPMENT

The equipment consists of furniture, fixtures and office equipment with a cost of $2,205.  Depreciation of equipment has been computed over estimated useful lives of five years using the straight-line method.  Depreciation charges totaled $220 from inception (July 15, 2008) to June 30, 2009.

5.  INTELLECTUAL PROPERTY

On July 15, 2008, Mathew Zuckerman, CEO, incorporated Alkane, Inc. (later known as Monster Diesel, Inc.) in Nevada and vended in intellectual property on January 29, 2009 as described below in exchange for 50,000,000 common shares at par value of $0.001 per share. The intellectual property is known as the Monster Diesel™ product and the associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.  The invention was subsequently filed as a Utility application with the U.S. Patent Office on May 20, 2009.

The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.  Amortization of intangibles has been computed over an estimated useful life of fifteen years using the straight-line method.  Amortization charges were $1,388 from inception (July 15, 2008) to June 30, 2009.

Expected amortization of intellectual property over the balance of the useful life of fifteen years is as follows:

Year Ending June 30,
2010	$3,333
2011	3,333
2012	3,333
2014	3,333
2015	3,333
Thereafter	31,947
Total	$48,612

The Company utilized the intellectual property starting on February 1, 2009, therefore five months of amortization expense, $1,388, was recorded as of June 30, 2009.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

6.  ACCOUNTS PAYABLE & ADVANCES DUE TO OFFICERS

As of year end June 30, 2009, the Company had $145,920 of  the total accounts payable of which $96,112 was due to officers for expenses incurred by the officers on behalf of the Company. The officers have agreed that the accounts payable will not be paid until the Company has sufficient cash to sustain operations.

Advances due to officers as of year end June 30, 2009 totaled $110, 901.  The advances due to officers are non interest bearing, unsecured, and due on demand.  The officers have agreed that amounts will not be paid until the Company has sufficient cash to sustain operations.

7.  GAIN ON SALE OF ASSETS

On March 3, 2009, the corporation transferred all Chanaral Resources assets to 458549 BC, LTD in exchange for assumption of all liabilities associated with the business of Chanaral Resources, Inc. and discontinued the business that the company was engaged in prior to the merger.  The assumption of the liabilities resulted in the realization of a gain of $35,428 by the Company.  This sum is the difference between the liability of $734,377 and assets of $698,909 transferred. (See Note1 for additional information.)

8.  STOCKHOLDERS’ DEFICIT

The Company’s authorized capital stock consists of 1,000,000,000 shares of common stock having a par value of $0.001 per share.  As of June 30, 2009, there are 130,300,680 common shares issued and outstanding.  There is only one class of stock: common.

None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(2) thereof, or Regulation D promulgated there under. All recipients had adequate access, through their relationships with us, to information about us.

During the year ending June 30, 2009, the Company issued an aggregate of 130,300,680 shares of unregistered common stock in connection with the following transactions:

Issuance of Common Stock in connection with intellectual property

On January 29, 2009, Alkane, Inc., formerly known as Chanaral Resources, Inc., entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies will be merged and Alkane will be the surviving corporation (“Merger Transaction”).  As consideration for the Merger Transaction, Alkane will issue 50,000,000 shares of its common stock, at par value of $0.001 per share., to the shareholders of Monster Diesel, Inc. on a one-for-one exchange.  The Merger Transaction of Alkane and Monster Diesel, Inc. represented a change in control of Alkane.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel, Inc. and is accounted for as a reverse merger whereby the legal acquirer, Chanaral Resources, Inc. is treated as the acquired entity.  Monster Diesel is treated as the acquiring Company with continuing operations.  Accordingly, the historical financial information of Monster Diesel, Inc. (incorporation date July 15, 2008) constitutes the Company’s historical information prior to January 26, 2009 and combined operations of Monster Diesel, Inc. and Chanaral Resources, Inc. are reported from January 29, 2009 forward.  The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000. (See Note 5 for additional information.)

Issuance of Common Stock in connection with reverse merger

On January 30, 2009, the Company issued 77,574,680 shares of its common stock related to the reverse merger with Monster Diesel, Inc.  The issuance of shares was considered a recapitalization.  As part of the reverse merger, the Company had acquired $698,909 in assets and $734,377 in liabilities held by Chanaral Resources resulting in the assumption of net liabilities totaling $35,428 by Monster Diesel, post merger. The net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed was recorded as an adjustment to accumulated deficit for $113,003 by the Company. (See Note 1 for additional information.)

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

8.  STOCKHOLDERS’ DEFICIT (continued)

Issuance of Common Stock in connection with conversion of debt

On March 2, 2009, the Company issued 1,726,000 shares of restricted common stock to Alkane, Inc., a Wyoming corporation, in settlement of a liability of $172,600.  Monster Diesel, Inc. was provided loans by Alkane, Inc., a Wyoming corporation in the period October 29, 2008 to December 9, 2008 for a total of $172,600.  Chanaral Resources, Inc. assumed this loan as part of the merger and later the loan by issuing 1,726,000 restricted common shares.  Alkane, Inc. is a Wyoming corporation and is not now, or ever was, related to Alkane, Inc., Chanaral Resources, Inc. or Monster Diesel, Inc.  Alkane, Inc., a Wyoming corporation, was incorporated on February 11, 2009 by Michael W. Berg, 8426 East Shea Blvd., Scottsdale, AZ 85260.  The Company has filed a Form D with the SEC covering this sale of unregistered common shares.

Private Placements of Common Stock

Pursuant to a Subscription Agreement dated March 26, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  In addition, pursuant to a Subscription Agreement dated May 6, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  The Company has filed a Form D with the SEC covering this sale of unregistered common shares.

Contributed Capital

Mathew Zuckerman, CEO, gifted 12,850,000 personal shares to various individuals as compensation and as settlement of consulting services rendered to the Company.  The shares transferred were valued at par and recorded as contributed capital.

On May 9, 2009, we signed a operating agreement to form Monster Fuels, LLC (aka Monster Fuels Technologies, LLC), (the “LLC”) to enter into a joint venture with a limited partnership, StormWorks Monster, LLC (“Storm”), that was formed by WorldVest, Inc. (a Florida company) (“World”).  Storm prepared an offering memorandum to raise working capital through the sale of private capital notes.  No notes were sold under the offering memorandum; however, two of our vendors were paid a total of $70,000 by World through the LLC.  Mathew Zuckerman, CEO, has assumed full liability to repay $70,000 to World.  The Company has recorded $70,000 deposit for future purchase orders and contributed capital for the assumption of liability by CEO.

9.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office facilities under an operating lease which commenced on December 1, 2008 and expires on November 30, 2009.  The future minimum lease payments under the operating lease is $7,500 in the year ending June 30, 2010.  Rent expense was $10,500 from inception (July 15, 2008) to June 30, 2009.

10.  INCOME TAX

The Company’s effective tax (benefit) rate differs from the federal statutory rate of 35% as follows:

Statutory Federal Tax (Benefit) Rate	(35)%
State and Local Taxes, Net of Federal Benefit	(6)%
Valuation Allowance	41%
Effective Tax Rate	0%

The tax effects of temporary differences that give rise to deferred tax assets consist of the following at June 30, 2009:

Net Operating Loss Carry Forward	$320,778
Total Deferred Tax Assets	320,778
Valuation Allowance	(320,778)
Net	$0

As of June 30, 2009, the Company had federal net operating loss carry forwards (“NOL’s”) of $782,384 expiring at various dates from fiscal 2024 to fiscal 2029.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

10.  INCOME TAX (continued)

As described in Note 3, the Company maintains a valuation allowance in accordance with SFAS 109 of $320,778 on its net deferred tax assets.  The Company plans to maintain a valuation allowance on its net deferred tax assets on a fully reserved basis unless it achieves and sustains an appropriate level of profitability.

The Company is currently in the process of electing with the IRS and State tax authorities to change the tax year end from December 31st to June 30th.  The Company is also in the process of determining the status of filings and preparing tax returns for the prior years and will plan to file current and any prior returns to fully comply with the IRS and State tax authorities in the year ending June 30, 2010 and the year ending June 30, 2011.  At June 30, 2009, the Company has no accrued interest or penalties related to these filings.

11.  RELATED PARTY TRANSACTIONS

On July 15, 2008, Mathew Zuckerman incorporated Alkane, Inc. (later known as Monster Diesel, Inc.) in Nevada and on January 29, 2009, vended in intellectual property described below in exchange for 50,000,000 common shares at par value of $0.001 per share.  The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.  Mathew Zuckerman did concurrent with the issuance of the 50,000,000 shares gifted 12,850,000 personal shares to various individuals as compensation and as settlement of consulting services rendered to the Company.  The shares transferred were valued at par and recorded as contributed capital.

The intellectual property consists of trade secrets for the formulation of the present and future products, copyrights and trademarks in various stages of filing, and one US utility patent application filed on May 20, 2009 titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.

Mathew Zuckerman, CEO and Louis O. Petrucci, VP of Sales, advanced funds to the Company and paid for various Company related expenses.  Total advances as of June 30, 2009 were $110,901, and total expenses paid as of June 30, 2009 were $96,112.

12.  SUBSEQUENT EVENTS

In July 2009, Jan Olivier, a shareholder owning 40,000,000 common shares offered these shares to Mathew Zuckerman, an officer and director of the company who accepted the shares in exchange for his inventions.  One invention is a process for manufacture of a class of synthetic fuel compounds that directly substitute for conventional fuels and the other invention is a biological process for conversion of methane gas to liquid methanol.   The two referenced inventions were the sole property of Mathew Zuckerman in a personal capacity and Dr. Zucerkman assigned the two referenced inventions to the Company in July 2009 and as of that date the Company owns and controls these inventions.

On May 9, 2009, we signed an operating agreement to form Monster Fuels, LLC (aka Monster Fuels Technologies, LLC), (the “LLC”) to enter into a joint venture with a limited partnership, StormWorks Monster, LLC (“Storm”), that was formed by WorldVest, Inc. (a Florida company) (“World”).  Storm prepared an offering memorandum to raise working capital through the sale of private capital notes.  No notes were sold and as a consequence on August 10, 2009, we proposed the dissolution of the LLC and Storm accepted the dissolution in principal with the details to be worked out.  Two of our vendors were paid a total of $70,000 by World through the LLC.  Mathew Zuckerman, CEO, has assumed full liability to repay the $70,000 to World.  The Company has recorded a $70,000 deposit for future purchase orders and contributed capital for the assumption of liability by the CEO.

Mathew Zuckerman’s wife and Louis Petrucci’s wife are both employees of the Company.  Sandra Zuckerman’s start date was June 15, 2009 at a salary of $2,000 a month and Patricia Petrucci’s start date was July 15, 2009 at a salary of $2,000 a month.

The date through which subsequent events have been evaluated is October 7, 2009, the date on which the financial statements were issued.

ALKANE, INC.

Financial Statements

As of September 30, 2009

ALKANE, INC.

(A Development Stage Company)

TABLE OF CONTENTS

THREE MONTH ENDED SEPTEMBER 30, 2009

Page

Financial Statements

Balance Sheets	47

Statements of Operations	48

Statements of Cash Flows	49

Notes to Financial Statements	50

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET

	As of September 30, 2009	As of June 30, 2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$47,245	$-
Accounts receivable	-	16,121
Prepaid expense and deposits	91,651	79,503
Note receivable	-	50,000
Total current assets	138,896	145,624

Fixed Assets
Property and equipment (net of depreciation) (Note 4)	5,085	1,985

Other Assets
Other intellectual property (net of amortization) (Note 5)	47,779	48,612
Website (net of amortization) (Note 6)	23,329	13,000

Total assets	$215,089	$209,221

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Bank overdraft	$-	$220
Accounts payable (Note 7)	81,446	49,808
Accounts payable- related party (Note7)	57,112	96,112
Accrued salaries	481,250	331,250
Advance due (Note 7)	35,975	-
Advances due to officers (Note 7)	300,901	110,901
Total current liabilities	956,684	588,291

Total liabilities	956,684	588,291

Stockholders’ Deficit
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 130,300,680 common shares issued and outstanding (Note 8)	130,301	130,301
Additional paid-in capital	352,724	352,724
Deficit accumulated during development stage	(1,224,620)	(862,095)
Total stockholders’ deficit	(741,595)	(379,070)

Total liabilities and stockholders’ deficit	$215,089	$209,221

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
(UNAUDITED)

	For the three month period ended September 30, 2009	From Inception (July 15, 2008) to September 30, 2008	From Inception (July 15, 2008) to September 30, 2009

Sales	$-	$-	$37,321

Cost of sales	-	-	11,886

Gross profit	-	-	25,435

Expenses
Sales and marketing	144,958	-	473,753
Research and development	93,687	-	339,088
General and administrative	123,879	-	359,639

Total Expenses	362,524	-	1,172,480

Net operating loss	(362,524)	-	(1,147,045)

Other income
Gain on sale of assets	-	-	35,428

Net loss	$(362,524)	$-	$(1,111,617)

Net loss per share: Basic	$0.003	$-

Weighted average number of shares outstanding : Basic	130,300,680	-

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS
(UNAUDITED)

	From three month ended September 30, 2009	From inception (July 15, 2008) to September 30, 2008	From inception (July 15, 2008) to September 30, 2009
Cash flows from operating activities
Net loss	$(362,524)	$-	$(1,111,617)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,219	-	4,827
Gain on sale of assets	-	-	(35,428)
Non cash consulting expense	-	-	12,850
Changes in assets and liabilities
Decrease in accounts receivable	16,121	-	-
(Increase) in prepaid expense and deposits	(12,148)	-	(21,651)
Increase in accrued salaries	150,000	-	481,250
Increase in accounts payable	31,637	-	81,446
Decrease in accounts payable-related party	(39,000)	-	57,112
Net cash used in operating activities	(212,695)	-	(531,211)

Cash flows from investing activities
Website design	(12,450)	-	(25,450)
Acquisition of equipment	(3,365)	-	(5,570)
Issuance of notes receivable	-	-	(50,000)
Receipt of note receivable	50,000	-	50,000
Net cash used in investing activities	34,185	-	(31,020)

Cash flows from financing activities
Bank overdrafts	(220)	-	-
Proceeds from issuance of common stock	-	-	100,000
Proceeds from advances	35,975	-	208,575
Advances due to officers	190,000	-	300,901
Net cash provided by financing activities	225,755	-	609,476

Net increase in cash or cash equivalents	47,245	-	47,245

Cash, beginning of year	-	-	-
Cash, end of year	$47,245	$-	$47,245

Supplementary information:
Interest paid	-	-	-
Income taxes paid	-	-	-
Non-cash activities:
Shares issued for intellectual property	$-	$-	$50,000
Deposit to vendors, liability assumed by CEO	$-	$-	$70,000
Shares issued for reverse merger	$-	$-	$77,575
Shares issued to settle debt	$-	$-	$172,600

The accompanying notes are an integral part of these financial statements.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

Alkane, Inc. (the “Company”) is engaged in the business of manufacturing and distributing high-tech fuel additives and synthetic fuels.  Initially, the Company will produce additives for diesel fuel, with future plans of producing additional additives and synthetic fuels.  The Company’s flagship product, Monster Diesel™, is a multipurpose diesel fuel additive that provides better mileage per gallon and results in lower maintenance costs for on-road and off-road and marine diesel engines.  The major ingredient in the product is a proprietary and patent pending Nitro-Alkane that increases the energy density of the diesel fuel and is the core technology of this and future additives and synthetic fuel products. One quart of Monster Diesel™ combined with 250 gallons of diesel fuel increases the energy density of the diesel by ten percent (17,500 to 19,250 BTUs per pound) and overcomes the inconsistencies and shortcomings of diesel fuel and diesel engines that have resulted from stretching existing technology to meet exhaust and mileage standards set by local governments, as well as the Environmental Protection Agency (“EPA”).  Additional benefits of Monster Diesel™ include: increased miles per gallon to pay for itself several times over; maintenance cost reduction, and; reduction of exhaust emissions.

The Company has recently introduced Monster Diesel™ for home heating oil to reduce soot, retard auto-oxidation of the fuel that occurs from winter season to the next winter season and improve the spray pattern for more complete combustion.

The Company sells to retail and wholesale customer markets. These customers are individual truckers, small to medium trucking company fleets or smaller terminal and blending companies.  Individual truckers will purchase an additive at a local Wal-Mart or fueling station, while trucking fleets may contract with local blenders or directly with the additive provider.

Alkane, Inc. was incorporated under the laws of the state of Florida on February 2, 1988 as All Nations Catering, Inc. changed its name to Omicron Technologies, Inc. on June 29, 1998, changed its name to North Star Diamonds Inc. on June 4, 2003 and to Chanaral Resources, Inc. on April 11, 2007.  On February 26, 2009, the name of the corporation was changed to Alkane, Inc. in the State of Florida and on March 13, 2009, the trading symbol was changed from CRLR to ALKN by FINRA. On April 3, 2009, shares of the Company started trading under the symbol “ALKN”.

Omicron Technologies business was development of a video technology to be an improvement of CCD imaging technology and was a provider of internet based game services.  When the business that Omicron Technologies, Inc. proved to have only limited potential the management sought other opportunities to protect the financial interests of the shareholders of Omicron Technology and merge with a minerals company.  On June 4, 2003, after the merger was complete the Company changed its name to North Star Diamonds Inc.  When the business that North Star Diamonds Inc. proved to be less successful than what was anticipated when the merger had occurred:  the management sought out and found another minerals company to merge with to protect the financial interests of the shareholders.  The company that North Star Diamonds Inc. merged with was in the iron ore business and the company changed its name to Chanaral resources, Inc. on April 11, 2007.

On January 29, 2009, Alkane, Inc., formerly known as Chanaral Resources, Inc., entered into an Agreement and Plan of Merger with Monster Diesel, Inc., a Nevada Corporation (incorporation date July 15, 2008), whereby both companies will be merged and Alkane will be the surviving corporation (“Merger Transaction”).  As consideration for the Merger Transaction, Alkane will issue 50,000,000 shares of its common stock to the shareholders of Monster Diesel, Inc. on a one-for-one exchange.  The Merger Transaction of Alkane and Monster Diesel, Inc. represented a change in control of Alkane.  For accounting purposes, this change in control constitutes a recapitalization of Monster Diesel, Inc. and is accounted for as a reverse merger whereby the legal acquirer, Chanaral Resources, Inc. is treated as the acquired entity.  Monster Diesel is treated as the acquiring Company with continuing operations.  Accordingly, the historical financial information of Monster Diesel, Inc. (incorporation date July 15, 2008) constitutes the Company’s historical information prior to January 26, 2009 and combined operations of Monster Diesel, Inc. and Chanaral Resources, Inc. are reported from January 29, 2009 forward.  Chanaral Resources, prior to the reverse merger, held assets totaling $698,909 and liabilities of $734,377 resulting in the assumption of net liabilities totaling $35,428 by Monster Diesel, post merger. The net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed was recorded as an adjustment to accumulated deficit for $113,003 by the Company.  The consideration paid by the shareholders of Alkane, Inc. (a Nevada corporation), concurrent with the reverse merger, was the  Monster Diesel™ product and associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds with  Differentiated-Mean Combustive Equivalent as High Energy Density Fuel Improvers”.

The purpose of the reverse merger transaction was for Chanaral Resources, Inc. to acquire a business that would allow the company to move forward to produce sales and profitability for a return to the shareholders of Chanaral Resources, Inc.  After the acquisition of Monster diesel, it became apparent to the management and the Board of Chanaral Resources, Inc. (now with a name change to Alkane, Inc.) that the mining business didn’t fit with the fuel additive business and future demands for funds would be a drain on the Company’s resources.  So the management sought out a company that would assume the liabilities of the mining operation in exchange for the assets.  The Board of Alkane, inc. approved of the exchange of liabilities for assets in the mining business and the transaction was consummated by management with 458549 BC LTD.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS (continued)

On March 3, 2009, we transferred all Chanaral Resources assets to 458549 BC, LTD in exchange for assumptions of all liabilities, accept for a gain of approximately $35,000, associated with the business of Chanaral Resources, Inc. and discontinued the business that the Company was engaged in prior to the merger. 458549 BC LTD was formed as a British Columbia corporation on November 22, 1993 by Gary Moore, 765 Battle Street, Kamloops B.C.

The Company’s financial statements include activity from inception to September 30, 2009.

2.  GOING CONCERN

Due to the Company’s limited amount of additional committed capital, recurring losses, negative cash flows from operations and its inability to pay outstanding liabilities, there is substantial doubt about its ability to continue as a going concern. The Company’s financial statements as at September 30, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

The Company has historically suffered recurring operating losses and negative cash flows from operations.  As of September 30, 2009, the Company has an accumulated deficit of $1,222,120 with total stockholders’ deficit of $739,095.  The Company incurred an operating loss totaling $360,024 for the period ended September 30, 2009.  These financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that the Company will continue as a going concern.

The Company needs additional capital in order to survive.  Additional capital will be needed to fund current working capital requirements.  The Company’s primary sources of liquidity are cash flows from various financing activities.  The Company plans to increase revenues in order to reduce, and/or eliminate, its operating losses.  Additionally, the Company will seek equity and debt financing in order to enable it to continue to meet its financial obligations until the Company achieves profitability.  There can be no assurances that any such funding will be available to the Company on favorable terms, or at all.  Failure to obtain sufficient equity financing would have substantial negative ramifications to the Company.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition - The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition” and SFAS No. 48, “Revenue Recognition when Right of Return Exists”.  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectability is reasonably assured.  The Company’s revenue is comprised of the sale of its products to retailers and distributors.

 Cash and Cash Equivalents - Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

 Net Loss Per Share - Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, “Earnings Per Share” (“SFAS 128”).  Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Since the Company has incurred losses from all periods presented, the dilutive per share calculation is the same as the basic calculation.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting and disclosure of financial information by the Company.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In September 2009, the FASB Emerging Issues Task Force, or EITF, reached a consensus on ASC Update 2009-13 (Topic 605), Multiple-Deliverable Revenue Arrangements, or ASC Update 2009-13. ASC Update 2009-13 applies to multiple-deliverable revenue arrangements that are currently within the scope of ASC 605-25. ASC Update 2009-13 provides principles and application guidance on whether multiple deliverables exist and how the arrangement should be separated and the consideration allocated. ASC Update 2009-13 requires an entity to allocate revenue in an arrangement using estimated selling prices of deliverables, if a vendor does not have vendor-specific objective evidence or third-party evidence of selling price. The update eliminates the use of the residual method and requires an entity to allocate revenue using the relative selling price method and also significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASC Update 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. As a result, ASC Update 2009-13 will be effective for the Company no later than the first quarter of fiscal 2011. The adoption of ASC Update 2009-13 will not have a material impact on the Company’s financial position or results of operations for future collaborations arrangements.

4.  EQUIPMENT

The equipment consists of furniture, fixtures and office equipment with a cost of $5,570.  Depreciation of equipment has been computed over an estimated useful life of five years using the straight-line method.  Depreciation charges totaled $220 from inception (July 15, 2008) to June 30, 2009 and $265 during the three months ended September 30, 2009.

5.  INTELLECTUAL PROPERTY

On July 15, 2008, Mathew Zuckerman, CEO, incorporated Alkane, Inc. (later known as Monster Diesel, Inc.) in Nevada and contributed intellectual property on January 29, 2009 as described below in exchange for 50,000,000 common shares at par value of $0.001 per share. The intellectual property is known as the Monster Diesel™ product and the associated business including an invention titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.  The invention was subsequently filed as a Utility application with the U.S. Patent Office on May 20, 2009.

The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.  Amortization of intangibles has been computed over an estimated useful life of fifteen years using the straight-line method.  Amortization charges were $1,388 from inception (July 15, 2008) to June 30, 2009 and $833 during the three month period ended September 30, 2009.

Expected amortization of intellectual property over the balance of the useful life of fifteen years is as follows:

Year Ending September 30,
2010	$2,500
2011	3,333
2012	3,333
2014	3,333
2015	3,333
Thereafter	31,947
Total	$47,779

The Company utilized the intellectual property starting on February 1, 2009, therefore eight months of amortization expense, $2,221, was recorded as of September 30, 2009.

6. WEBSITE

During the three month period ended September 30, 2009, the Company finalized its redesign of the Company’s website.  A total of $25,450 was capitalized  for the cost of the redesign. Amortization of the website has been computed over an estimated useful life of three years using the straight-line method.  Amortization charges were $2,121 during the three month period ended September 30, 2009. The accounting for the website costs complies with FASB ASC 350-50-25.

7.  ACCOUNTS PAYABLE & ADVANCES DUE TO OFFICERS

As of September 30, 2009, the Company had $136,058 of the total accounts payable of which $57,112 was due to officers for expenses incurred by the officers on behalf of the Company. The officers have agreed that the accounts payable will not be paid until the Company has sufficient cash to sustain operations.

Advances due to officers as of September 30, 2009 totaled $300,901.  The advances due to officers are non interest-bearing, unsecured, and due on demand.  The officers have agreed that amounts will not be paid until the Company has sufficient cash to sustain operations.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

7.  ACCOUNTS PAYABLE & ADVANCES DUE TO OFFICERS (continued)

During the three month ended September 30, 2009, the Company received $35,975 of advances from a potential investor.  As of September 30, 2009, no shares have been issued.  The advance is fully refundable, non interest bearing and due on demand.

8.  STOCKHOLDERS’ DEFICIT

The Company’s authorized capital stock consists of 1,000,000,000 shares of common stock having a par value of $0.001 per share.  As of September 30, 2009, there are 130,300,680 common shares issued and outstanding.  There is only one class of stock: common.  In the period July 1, 2009 through September 30, 2009, there were no unregistered securities issued, therefore the Stockholder’s Equity as of June 30, 2009 remains the same for quarter ending September 30, 2009.

As of September 30, 2009, the Company issued an aggregate of 130,300,680 shares of unregistered common stock in connection with the following transactions:

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(6) or Regulation D Section 4(2) thereof, or Regulation D promulgated there under. All recipients had adequate access, through their relationships with us, to information about us.

Issuance of Common Stock in connection with intellectual property

On July 15, 2008, Mathew Zuckerman incorporated Alkane, Inc. (later known as Monster Diesel, Inc.) in Nevada and on January 29, 2009, he exchanged the intellectual property described per note 5 in exchange for 50,000,000 common shares at par value of $0.001 per share.  The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.

Issuance of Common Stock in connection with reverse merger

On January 30, 2009, the Company issued 77,574,680 shares of its common stock related to the reverse merger with Monster Diesel, Inc.  The issuance of shares was considered a recapitalization.  As part of the reverse merger, the Company had acquired $698,909 in assets and $734,377 in liabilities held by Chanaral Resources resulting in the assumption of net liabilities totaling $35,428 by Monster Diesel, post merger. The net effect of the $77,575 common stock value issued and the net liability of $35,468 assumed was recorded as an adjustment to accumulated deficit for $113,003 by the Company. (See Note 1 for additional information.)

Issuance of Common Stock in connection with conversion of debt

On March 2, 2009, the Company issued 1,726,000 shares of restricted common stock to Alkane, Inc., a Wyoming corporation, in settlement of a liability of $172,600.  Monster Diesel, Inc. was provided loans by Alkane, Inc., a Wyoming corporation in the period October 29, 2008 to December 9, 2008 for a total of $172,600.  Chanaral Resources, Inc. assumed this loan as part of the merger and later the loan by issuing 1,726,000 restricted common shares.  Alkane, Inc. is a Wyoming corporation and is not now, or ever was, related to Alkane, Inc., Chanaral Resources, Inc. or Monster Diesel, Inc.  Alkane, Inc., a Wyoming corporation, was incorporated on February 11, 2009 by Michael W. Berg, 8426 East Shea Blvd., Scottsdale, AZ 85260.  The Company has filed a Form D with the SEC covering this sale of unregistered common shares.

Private Placements of Common Stock

Pursuant to a Subscription Agreement dated March 26, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  In addition, pursuant to a Subscription Agreement dated May 6, 2009, we issued 500,000 shares of our common stock to Lazy River Shadows, LLC at an aggregate price of $50,000, or $0.10 per share.  The Company has filed a Form D with the SEC covering this sale of unregistered common shares.

Contributed Capital

Mathew Zuckerman, CEO, gifted 12,850,000 personal shares to various individuals as compensation and as settlement of consulting services rendered to the Company.  The shares transferred were valued at par and recorded as contributed capital.

ALKANE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

9.  RELATED PARTY TRANSACTIONS

On July 15, 2008, Mathew Zuckerman incorporated Alkane, Inc. (later known as Monster Diesel, Inc.) in Nevada and on January 29, 2009, he exchanged the intellectual property described below in exchange for 50,000,000 common shares at par value of $0.001 per share.  The value of the Intellectual property at cost equaled the par value of the shares which in aggregate is $50,000.  Mathew Zuckerman did concurrent with the issuance of the 50,000,000 shares gifted 12,850,000 personal shares to various individuals as compensation and as settlement of consulting services rendered to the Company.  The shares transferred were valued at par and recorded as contributed capital.

The intellectual property consists of trade secrets for the formulation of the present and future products, copyrights and trademarks in various stages of filing, and one US utility patent application filed on May 20, 2009 titled “Nitrated Non-Cyclic N-Alkane Scaffolds With Differentiated-Mean Combustive Equivalent As High Energy Density Fuel Improvers”.

Mathew Zuckerman, CEO and Louis O. Petrucci, VP of Sales, advanced funds to the Company and paid for various Company related expenses.  Total advances as of September 30, 2009 were $300,901, and total accounts payable related party as of September 30, 2009 was $57,112.

10.  SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 13, 2009, the date which the financial statements were available to be issued, no material transactions occurred through this date.

SIGNATURE

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf the undersigned thereto duly authorized.

ALKANE, INC.

Dated: January 28, 2010	By:	/s/ Mathew Zuckerman
Mathew Zuckerman, CEO & President

INDEX TO EXHIBITS

Exhibit No.	Description	Incorporation by Reference
3.1	Articles of Incorporation, as filed on March 23, 2009	Filed Previously as Exhibit 3.7 to Amendment No. 1 to the Registrant's Registration Statement on Form 10

3.1.1	Amended and Restated Articles of Incorporation, filed on January 26, 2010

3.2	Amended and Restated Bylaws

10.1	Office Lease Agreement, dated as of December 1, 2008, by and between 2205 York Road LLC and Monster Diesel, Inc.	Filed Previously as Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form 10

23.1	Consent of De Joya Griffith & Company, LLC, Independent Registered Public Accounting Firm